Exhibit 2.1

ASSET PURCHASE AGREEMENT

Dated May 22, 2026,

By and Among

BullionFX,

as Seller

and

Functional Brands Inc.,

as Purchaser

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS		1

1.1.	Definitions	1
1.2.	Other Definitional Provisions	9

ARTICLE II. THE TRANSACTION; RECITALS		10

2.1.	Purchased Assets	10
2.2.	Assumed Liabilities	11
2.3.	Excluded Assets	11
2.4.	Excluded Liabilities	11
2.5.	Non-Assignable Assets	12
2.6.	Allocation	12
2.7.	Due Diligence Review	13

ARTICLE III. CONSIDERATION		13

3.1.	Consideration	13
3.2.	Transfer Taxes; Prorations	13
3.3.	Other Actions	13

ARTICLE IV. CLOSING		14

4.1.	Closing	14
4.2.	Closing Deliveries by Seller	14
4.3.	Closing Deliveries by Purchaser	14
4.4.	Closing Deliveries by Seller and Purchaser	14

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF SELLER		14

5.1.	Organization	14
5.2.	Authority	14
5.3.	Required Consents	15
5.4.	No Conflict	15
5.5.	Litigation	15
5.6.	No Employees	15
5.7.	Brokers	15
5.8.	Title and Sufficiency of Purchased Assets	15
5.9.	Source Code	16
5.10.	Intellectual Property	16
5.11.	Securities Representations	17
5.12.	Data Room; Information Supplied	20
5.13.	No Other Representations and Warranties	20

ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF PURCHASER		20

6.1.	Common Stock Listing	21
6.2.	Organizational Documents	21

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6.3.	No Conflict or Violation; Default; Confirmations	21
6.4.	Due Organization; Subsidiaries	22
6.5.	Authority; Binding Nature of Agreement	22
6.6.	No Shareholder Vote Required	23
6.7.	Consents	23
6.8.	Litigation	23
6.9.	Capitalization	24
6.10.	SEC Filings; Financial Statements	26
6.11.	Absence of Changes	28
6.12.	Title to Assets	28
6.13.	Real Property; Leasehold	28
6.14.	Intellectual Property	29
6.15.	Agreements, Contracts and Commitments	29
6.16.	Compliance; Permits; Restrictions	30
6.17.	Absence of Undisclosed Liabilities	31
6.18.	Tax Matters	32
6.19.	Employee and Labor Matters; Benefit Plans	34
6.20.	Environmental Matters	36
6.21.	Valid Issuance	36
6.22.	Foreign Corrupt Practices	36
6.23.	No Disqualification Events	36
6.24.	Transactions with Affiliates	37
6.25.	Insurance	37
6.26.	Regulatory Matters	38
6.27.	Food Safety	38
6.28.	Cybersecurity	39
6.29.	Valid Obligation	39
6.30.	No Other Representations or Warranties	39
6.31.	Listing and Maintenance Requirements	39
6.32.	Independent Investigation	40
6.33.	Brokers	40

ARTICLE VII. COVENANTS		40

7.1.	Conduct of Purchased Assets Prior to the Closing	40
7.2.	Conduct of Purchaser Prior to the Closing	40
7.3.	Access to Information	41
7.4.	No Solicitation of Other Bids	42
7.5.	Notice of Certain Events	43
7.6.	Confidentiality	45
7.7.	Closing Conditions	45
7.8.	Public Statements	45
7.9.	Takeover Laws	45
7.10.	Transfer of Purchased Assets	45
7.11.	Board of Directors	46
7.12.	Identification of Purchased Assets	46

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ARTICLE VIII. CONDITIONS TO CLOSING		46

8.1.	Conditions to Obligations of All Parties	46
8.2.	Conditions to Obligations of Purchaser	47
8.3.	Conditions to Obligations of Seller	48
8.4.	Preferred Stock Shares	50

ARTICLE IX. INDEMNIFICATION		50

9.1.	Survival	50
9.2.	Indemnification	51
9.3.	Indemnification Procedures	51
9.4.	Certain Limitations	52
9.5.	Materiality Waiver for Indemnification	52

ARTICLE X. DISCLAIMERS; LIMITATIONS ON LIABILITY		52

10.1.	[RESERVED.]	52
10.2.	CONSEQUENTIAL DAMAGES	52

ARTICLE XI. TERMINATION		53

11.1.	Termination	53
11.2.	Effect of Termination	55
11.3.	Specific Performance	55

ARTICLE XII. POST-CLOSING OBLIGATIONS		56

12.1.	Proxy Statement and Stockholder Meeting	56
12.2.	D&O Tail Policy	57

ARTICLE XIII. MISCELLANEOUS PROVISIONS		57

13.1.	Amendments and Waivers	57
13.2.	Notices	58
13.3.	Governing Law; Assignments Prohibited; Successors and Assigns; No Third-Party Beneficiaries	59
13.4.	Limitation on Consequential Damages	59
13.5.	Arm’s Length Negotiations	59
13.6.	Remedies	59
13.7.	Dispute Resolution	60
13.8.	JURY TRIAL WAIVER	60
13.9.	Counterparts, Effect of Facsimile, Emailed and Photocopied Signatures	60
13.10.	Severability; Entire Agreement	60
13.11.	Interpretation and Construction	61
13.12.	Expenses of the Parties; Seller Expense Reimbursement	61
13.13.	Further Assurances	62

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Exhibits

A	Certificate of Designation of Functional Brands Inc. Establishing the Designation, Preferences, Limitations and Relative Rights of Its Series D Convertible Preferred Stock
B	Purchased Assets
C	Bill of Sale
D	Intellectual Property Assignment

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made as of May 22, 2026, by and among BullionFX, a Cayman Islands limited company (Business number: ST-362129) (“Seller”), and Functional Brands Inc., a Delaware corporation (“Purchaser”). Capitalized terms used and not otherwise defined herein have the meanings specified or referred to in ARTICLE I.

RECITALS

WHEREAS, Seller owns, free and clear of any liens, pledges, pending, threatened or reasonably foreseeable claims, rights of third parties or any other Encumbrances, the assets listed on Exhibit B attached hereto, which shall specifically include all Source Code (as defined below) (collectively, the “Purchased Assets”); and

WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all of the Purchased Assets on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein, the adequacy and sufficiency of which are hereby acknowledged by the parties, the parties hereto agree as follows:

AGREEMENT

ARTICLE I.
DEFINITIONS

1.1. Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings set forth in this Section 1.1:

(a) “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the corollary terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

(b) “Agreement” shall have the meaning set forth in the Preamble (including all schedules and exhibits attached hereto), as amended from time to time.

(c) “Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking institutions are authorized or required by law to be closed in the State of Oregon.

(d) “Closing Date” shall have the meaning specified in Section 4.1.

(e) “Closing” shall have the meaning specified in Section 4.1.

Asset Purchase Agreement

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Approval).

(h) “Contract” shall mean any agreement, contract, consensual obligation, promise, understanding, arrangement, commitment or undertaking of any nature (whether written or oral and whether express or implied), whether or not legally binding.

(i) “Damages” shall mean and include any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, accounting fee, expert fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

(j) “Designation” means the means the Certificate of Designation of Functional Brands Inc. Establishing the Designation, Preferences, Limitations and Relative Rights of Its Series D Convertible Preferred Stock, substantially in the form attached hereto as Exhibit A (the “Designation”), it being acknowledged and agreed that Exhibit A contains certain blanks, placeholders and incomplete information to be completed solely in accordance with the calculations, formulas and other provisions expressly set forth in the footnotes thereto and the insertion of applicable dates and related conforming information. Except solely for the completion of such blanks, placeholders, calculations, dates and conforming information in accordance with Exhibit A and this Agreement, the form and substance of the Designation attached hereto as Exhibit A is final, binding and approved by the Parties, and shall not be amended, modified, supplemented or otherwise changed in any respect without the prior written consent of Seller.

(k) “Due Diligence Review” means the completion of the Purchaser’s legal, financial and operational due diligence on the Seller and the Purchased Assets to the reasonable satisfaction of the Purchaser.

(l) “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, third party intellectual property right or claim, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title (including, without limitation, any claim of intellectual property ownership by any Person other than the Seller), condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Asset Purchase Agreement

(m) “Environmental Law(s)” means any foreign, federal, state, provincial, territorial or local statute, regulation, ordinance, or rule of common law as now or hereafter in effect in any way, or any other legally binding requirement, relating to the environment, natural resources or protection of human health and safety including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Emergency Planning and Right-To-Know Act (42 U.S.C. § 11001 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.) (including the Resource Conservation and Recovery Act), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Lead-Based Paint Exposure Reduction Act (15 U.S.C. § 2681 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and all laws of a similar nature, and the rules and regulations promulgated pursuant thereto, each as amended, and, to the extent applicable.

(n) “Enforceability Exceptions” means the (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

(o) “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust or company (including any limited liability company or joint stock company).

(p) “FCPA” means the U.S. Foreign Corrupt Practices Act.

(q) “FINRA” means The Financial Industry Regulatory Authority.

(r) “GAAP” means Generally Accepted Accounting Principles, as consistently applied.

(s) “Governmental Approval” shall mean any: (a) permit, license, certificate, concession, approval, consent, ratification, permission, clearance, confirmation, exemption, waiver, franchise, certification, designation, rating, registration, variance, qualification, accreditation or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Authority.

(t) “Governmental Authority” shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multinational organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing or arbitral authority or power of any nature.

Asset Purchase Agreement

(u) “Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including crude oil or any fraction thereof and petroleum products or by-products.

(v) “Intellectual Property” means all tangible or intangible proprietary information and materials, including without limitation, (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all continuations, continuations-in-part, divisions, reissues, extensions and re-examinations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names (all of the foregoing, whether registered or unregistered), corporate names and limited liability company names, domain names, URLs, and social media accounts, together with all translations, adaptations, derivations and combinations thereof, and all applications, registrations and renewals in connection therewith, (iii) all works of authorship (whether registered or unregistered) and copyrights and all applications, registrations and renewals in connection therewith, (iv) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production process and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (v) all software and firmware (including data, databases and related documentation), (vi) all documents, records and files relating to, and tangible embodiments of, all intellectual property described in clauses (i) through (v) above; and (vii) all licenses, agreements and other rights in any third party product or any third party intellectual property described in clauses (i) through (v) above, other than any “off the shelf” third party software or related intellectual property.

(w) “Intellectual Property Rights” means all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, software, databases, and mask works; (b) trademarks, service marks, trade dress, logos, trade names and other source identifiers, domain names and URLs and similar rights and any goodwill associated therewith; (c) rights associated with trade secrets, know how, inventions, invention disclosures, methods, processes, protocols, specifications, techniques and other forms of technology; (d) patents and industrial property rights; and (e) other similar proprietary rights in intellectual property of every kind and nature; (f) rights of privacy and publicity; and (g) all registrations, renewals, extensions, statutory invention registrations, provisionals, continuations, continuations-in-part, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (f) above (whether or not in tangible form and including all tangible embodiments of any of the foregoing, such as samples, studies and summaries), along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing.

Asset Purchase Agreement

(x) “Judgment” means any judgment, Order, award, ruling, injunction, writ or decree of a Governmental Authority.

(y) “Legal Requirement(s)” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, Order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

(z) “Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

(aa) “Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

(bb) “Licensed Intellectual Property” means all Intellectual Property of any third party that is licensed by Seller and expressly included in the list of the Purchased Assets on Exhibit B to this Agreement.

(cc) “Knowledge” means that:

(i)	A natural Person will be deemed to have Knowledge of a particular fact or other matter if such Person is actually aware of the fact or matter.

(ii)	A Person, other than a natural person, will be deemed to have Knowledge of a particular fact or other matter if any natural Person who is serving, or who has at any time served, as a director, officer, partner, employee, agent, executor or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth in (i) above).

Asset Purchase Agreement

(dd) “Law” means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement or rule of law (including but not limited to as related to revenue, labor, or ERISA) of any Governmental Authority.

(ee) “Order” shall mean any: (a) temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority; or (b) Contract with any Governmental Authority that is or has been entered into in connection with any Proceeding.

(ff) “Ordinary Course of Business” means, in the case of the Purchaser or Seller, such actions taken in the ordinary course of its respective normal operations and consistent with its respective past practices; provided, however, that the Ordinary Course of Business of each Party shall also include any actions expressly required by this Agreement.

(gg) “Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

(hh) “Owned Intellectual Property” means all Intellectual Property that is owned or purposed to be owned by Seller and expressly included in the list of the Purchased Assets on Exhibit B to this Agreement.

(ii) “Permitted Purchaser Encumbrance” means as to the Purchaser: (a) any liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Purchaser Balance Sheet; (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets or properties subject thereto or materially impair the operations of the Purchaser; (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law; (e) non-exclusive licenses of Intellectual Property Rights granted by the Purchaser in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the Intellectual Property Rights subject thereto; and (f) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies.

(jj) “Person” shall mean any individual, Entity or Governmental Authority.

Asset Purchase Agreement

(kk) “Proceeding” shall mean any material action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Authority or any arbitrator or arbitration panel.

(ll) “Proxy Approval” means that Purchaser has filed a proxy statement with the SEC, all SEC comments to such proxy statement (if any) have been cleared by Purchaser and such proxy statement has been mailed to all Stockholders of Purchaser.

(mm)   “Proxy Statement” means a proxy statement to be filed by Purchaser with the SEC and sent to Purchaser’s stockholders in connection with the Stockholder Meeting, the form of which shall be subject to Sellers’ prior written approval (not to be unreasonably delayed or withheld).

(nn) “Purchased Assets” shall have the meaning specified in the Recitals.

(oo) “Purchaser” shall have the meaning set forth in the Preamble.

(pp) “Purchaser Associate” means any current or former employee, independent contractor, officer or director of the Purchaser.

(qq) “Purchaser Balance Sheet” means the March 31, 2026 balance sheet of the Purchaser as set forth in the Purchaser’s unaudited financial statements as of and for the three months ended March 31, 2026, as included in the Purchaser’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, as filed with the SEC on May 15, 2026.

(rr) “Purchaser Material Adverse Effect” means any effect that, considered together with all other effects, has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Purchaser, including any effect, individually or together with other effects, arising or resulting from the following: (a) general business, political or economic conditions generally affecting the industry in which the Purchaser operates, (b) acts of war, the outbreak or escalation of armed hostilities, acts of terrorism, earthquakes, wildfires, hurricanes or other natural disasters, health emergencies, including pandemics and related or associated epidemics, disease outbreaks or quarantine restrictions, or (c) material negative changes in financial, banking or securities markets.

(ss)   “Representatives” shall mean officers, directors, employees, attorneys, accountants, advisors, agents, distributors, licensees, shareholders, subsidiaries and lenders of a party. In addition, all Affiliates of Seller shall be deemed to be “Representatives” of Seller.

Asset Purchase Agreement

(tt) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(uu) “Seller” shall have the meaning set forth in the Preamble.

(vv) “Seller Intellectual Property” means all Owned Intellectual Property and all Licensed Intellectual Property.

(ww) “Seller Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Purchased Assets and/or Seller, (b) the value of the Purchased Assets, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis.

(xx) “Stockholders Meeting” means the special meeting or annual meeting of the stockholders of Purchaser to be held to consider the approval of (a) the terms of this Agreement and the issuance of Purchaser Common Stock to Sellers upon conversion of the Preferred Stock Shares in accordance with the rules and regulations of the Nasdaq and applicable law; (b) an increase in authorized shares of Common Stock of Purchaser, to such number as may be mutually agreed by the Seller and Purchaser, and approved by the Board; and (c) such other items as the Purchaser and Seller may mutually agree upon.

(yy) “Source Code” means all Software that forms a part of the Purchased Assets.

(zz) “Software” means computer software, programs, and databases in any form, including source code, object code, operating systems and specifications, data, databases, database management code, tools, developers kits, utilities, graphical user interfaces, menus, artwork, images, icons, forms and software engines, and all versions, updates, corrections, enhancements and modifications thereof, and all related technical and functional documentation, developer notes, comments, and annotations.

(aaa) “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person (either above or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such entity.

(bbb) “Superior Proposal” means a bona fide written Purchaser Acquisition Proposal that Purchaser’s Board of Directors determines, in good faith, after consultation with its outside counsel, (a) is on terms and conditions more favorable from a financial point of view to Purchaser and the Purchaser’s Stockholders than the Transaction, and (b) is reasonably capable of being consummated without delay.

Asset Purchase Agreement

(ccc) “Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “supermajority”, “affiliate transactions” or “business combination statute or regulation” or any other anti-takeover statute or similar statute enacted under state or federal law.

(ddd) “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount and any interest on such penalty, addition to tax or additional amount, imposed by any Tax Authority.

(eee) “Tax Authority” means Governmental Authority responsible for the imposition, assessment or collection of any Tax (domestic or foreign).

(fff) “Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

(ggg) “Transaction Documents” shall mean this Agreement and all other agreements, certificates, instruments, assignments, documents and writings delivered by Purchaser and/or Seller in connection with the Transaction, including, but not limited to the exhibits hereto.

(hhh) “Transaction” shall mean, collectively, the transactions contemplated by this Agreement.

(iii) “Transfer Taxes” shall mean all federal, state, local or foreign sales, use, transfer, real property transfer, mortgage recording, stamp duty, value-added or similar Taxes that may be imposed in connection with the transfer of Purchased Assets, together with any interest, additions to Tax or penalties with respect thereto and any interest in respect of such additions to Tax or penalties.

1.2. Other Definitional Provisions. The Seller and Purchaser acknowledge, confirm and agree that:

(a) The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning.

Asset Purchase Agreement

(b) Each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.

(c) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(d) References to any gender include the other genders.

(e) The words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”.

(f)   The terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.

(g) The terms “day” and “days” mean and refer to calendar day(s).

(h) The terms “year” and “years” mean and refer to calendar year(s).

(i) All references in this Agreement to “dollars” or “$” means United States Dollars.

(j) Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time.

(k) In the event of any conflict between the provisions of this Agreement and any such Exhibit or Schedule, the provisions of this Agreement shall control.

(l) All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.

ARTICLE II.
THE TRANSACTION; RECITALS

2.1. Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase from Seller, all of Seller’s right, title and interest in all of the Purchased Assets, and all Intellectual Property associated therewith.

Asset Purchase Agreement

2.2. Assumed Liabilities. Purchaser shall not assume any liabilities of Seller, except that Purchaser hereby assumes and agrees to pay, perform, and discharge when due any and all Liabilities arising out of or relating to Purchaser’s operation of the Purchased Assets on and after the Closing, including, but not limited to those Liabilities set forth on Schedule 2.2 (collectively, the “Assumed Liabilities”). Other than Assumed Liabilities, Purchaser shall not assume and shall not be liable or responsible for any Liabilities of Seller.

2.3. Excluded Assets. Other than the Purchased Assets, Purchaser expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any other assets or properties of Seller, and all such other assets and properties shall be excluded from the Purchased Assets (collectively, the “Excluded Assets”). Excluded Assets include, by way of example and not by way of limitation, all cash, bank and other accounts, intellectual property rights (other than those set out in the Intellectual Property Assignment in the form attached hereto as Exhibit D), social media, websites, URLs and all other assets (other than only the Purchased Assets) owned, licensed and/or operated by Seller, which are not included on Exhibit A hereto. For the avoidance of doubt, Purchaser is not purchasing: (i) any goodwill related to the Purchased Assets; (ii) the physical facilities of Seller; (iii) the employee base of Seller; (iv) market distribution systems; (v) sales force; (vi) customer base; (vii) operating rights; and (viii) production techniques of the Seller.

2.4. Excluded Liabilities. Notwithstanding any other provision of this Agreement, the Seller shall retain and remain liable for and obligated to discharge and indemnify and hold the Purchaser harmless for, the following Liabilities and other obligations (collectively, the “Excluded Liabilities”):

(a) Excluded Assets. All Liabilities and obligations of the Seller or any predecessor or Affiliate of the Seller to the extent that such Liabilities or obligations relate to any assets of the Seller other than the Purchased Assets;

(b) Taxes. All income, capital gains or similar Tax applicable to the Seller. All Liabilities and obligations for other Taxes of the Seller or with respect to the Purchased Assets that are attributable to the period of time ending on the Closing Date, including the allocable portion of any taxable period that includes but ends after the Closing Date;

(c) Employee Obligations. Any Liability that may arise or has arisen from the employment of employees with, or the termination of their employment by, the Seller on or prior to the Closing Date, including, without limitation, Liabilities arising from termination notices and severance pay requirements under applicable law, employee contracts with the Seller; and

(d) Other Liabilities. All other Liabilities and obligations of the Seller or any predecessor or Affiliate of the Seller to the extent that such Liabilities or obligations are not an Assumed Liability, including without limitation, all Liabilities and obligations, express or implied, relating to or arising out of the ownership or use of the Purchased Assets prior to the Closing Date.

Asset Purchase Agreement

2.5. Non-Assignable Assets.

(a) Notwithstanding anything to the contrary in this Agreement, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Purchaser of any Purchased Asset would result in a violation of applicable law, or would require the consent, authorization, approval or waiver of a Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement (including any Governmental Authority), and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; provided, however, that, subject to the satisfaction or waiver of the conditions contained in ARTICLE VIII, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof. Following the Closing, Seller and Purchaser shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver, or any release, substitution or amendment required to novate all liabilities and obligations under any agreements or in connection with any liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Purchaser shall be solely responsible for such liabilities and obligations from and after the Closing Date; provided, however, that neither Seller nor Purchaser shall be required to pay any consideration therefor. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, Seller shall sell, assign, transfer, convey and deliver to Purchaser the relevant Purchased Asset to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration.

(b) To the extent that any Purchased Asset or Assumed Liability cannot be transferred to Purchaser following the Closing pursuant to this Section 2.5, Purchaser and Seller shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the parties the economic and, to the extent permitted under applicable law, operational equivalent of the transfer of such Purchased Asset or Assumed Liability to Purchaser as of the Closing and the performance by Purchaser of its obligations with respect thereto. Purchaser shall, as agent or subcontractor for Seller pay, perform and discharge fully the liabilities and obligations of Seller thereunder from and after the Closing Date. To the extent permitted under applicable law, Seller shall, at Purchaser’s expense, hold in trust for and pay to Purchaser promptly upon receipt thereof, such Purchased Asset and all income, proceeds and other monies received by Seller to the extent related to such Purchased Asset in connection with the arrangements under this Section 2.5. Seller shall be permitted to set off against such amounts all reasonable direct costs associated with the retention and maintenance of such Purchased Assets.

2.6. Allocation. The Purchaser shall prepare and deliver to the Seller, within 120 days after the Closing Date, a proposed allocation of the Purchase Price, the Assumed Liabilities and any other amounts treated as consideration for applicable Tax purposes among the Purchased Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”). The Seller shall have thirty (30) days following receipt of the Allocation to review and object to the Allocation by delivering written notice to the Purchaser specifying in reasonable detail the basis for such objection. If the Seller does not timely object, the Allocation shall be final and binding on the Parties. If the Seller timely objects, the Purchaser and the Seller shall negotiate in good faith to resolve the dispute. If the Parties are unable to resolve such dispute within thirty (30) days thereafter, the unresolved items shall be submitted to an independent nationally recognized accounting firm mutually acceptable to the Purchaser and the Seller, whose determination shall be final and binding on the Parties. The fees and expenses of such accounting firm shall be borne equally by the Purchaser and the Seller. The Purchaser, the Seller and their respective Affiliates shall prepare and file all Tax Returns (including Internal Revenue Service Form 8594) in a manner consistent with the Allocation, as finally determined pursuant to this Section (b), and shall not take any position inconsistent therewith in any Tax Return, audit or proceeding, except as otherwise required by applicable law or pursuant to a final determination. Neither party shall amend or modify the Allocation without the prior written consent of the other party, unless required by applicable law. The Seller shall timely furnish such information and execute and deliver such documents and forms as are reasonably requested by the Purchaser in connection with the preparation of the Allocation and any required filings relating thereto.

Asset Purchase Agreement

2.7. Due Diligence Review. The Purchaser shall complete its Due Diligence Review as promptly as practicable, but in no event later than June 10, 2026 (the “Diligence Period End Date”), and, upon such completion, confirm such completion to Seller in writing.

ARTICLE III.
CONSIDERATION

3.1. Consideration. Subject to the terms and conditions of this Agreement and subject to the Closing having occurred, the full and complete consideration for the Seller’s full and complete sale, transfer, conveyance, assignment and delivery of all the Purchased Assets to the Purchaser, shall be 100,000 shares of Series D Convertible Preferred Stock of the Purchaser (the “Series D Preferred Stock”), with such rights and preferences as are set forth in the Designation (the “Preferred Stock Shares”), issuable by the Purchaser to the Seller at the Closing in book-entry/non-certificate form, which the Parties agree have an agreed upon value of $142,900,000 (the “Purchase Price”).

3.2. Transfer Taxes; Prorations. Notwithstanding any Legal Requirements to the contrary, Purchaser shall be responsible for and shall pay any Transfer Taxes when due, and shall, at its own expense, file all necessary tax returns and other documentation with respect to all such Transfer Taxes; provided, that, if required by any Legal Requirement, Seller will join in the execution of any such tax returns and other documentation.

3.3. Other Actions. Purchaser and Seller agree that any Legal Requirements with respect to the transactions contemplated in this Agreement shall be completed at the Closing and that Seller shall, and shall cause its respective Affiliates and representatives at its own expense, to, provide any documents, invoices, bills of sales, assignment documents to transfer assets under Legal Requirements, certifications, procure local notarizations, licenses and regulatory approvals and pay any applicable local taxes (other than in relation to the transfer taxes as set forth in Section 3.2 above), dues, documentary stamps or fees related to, or required in connection with the transactions contemplated in this Agreement, in each case with a view toward providing Purchaser with good, valid, marketable and transferable title to all of the Purchased Assets, free and clear of any Encumbrances.

Asset Purchase Agreement

ARTICLE IV.
CLOSING

4.1. Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts) on the second Business Day after all of the conditions to Closing set forth in ARTICLE VIII are either satisfied or waived (other than conditions that, by their nature, are to be satisfied on the Closing Date), or on such other date as Seller and Purchaser may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date.” The Closing shall be deemed effective as of 12:01 a.m., Eastern Standard Time, on the Closing Date.

4.2. Closing Deliveries by Seller. At the Closing, Seller shall deliver to Purchaser the Bill of Sale and the Intellectual Property Assignment Agreement, each substantially in the form attached hereto as Exhibit C and Exhibit D, respectively, as well as all Source Code and the other Purchased Assets to the extent they represent tangible assets.

4.3. Closing Deliveries by Purchaser. At the Closing, Purchaser shall issue to Seller the Preferred Stock Shares pursuant to Section 3.1 above.

4.4. Closing Deliveries by Seller and Purchaser. At the Closing, each of Purchaser and Seller shall deliver duly executed other certificates, instruments or documents required pursuant to the provisions of this Agreement or otherwise necessary or appropriate for Seller to transfer to Purchaser all of the Purchased Assets in accordance with the terms hereof and consummate the Transaction. Seller shall deliver all of the Purchased Assets to such location as Purchaser shall designate to Seller at or prior to Closing.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to the Purchaser the following as of the date hereof, which shall be automatically deemed to be reconfirmed by the Seller at Closing:

5.1. Organization. Seller is a limited company validly organized and existing, and in good standing, under the laws of the Cayman Islands.

5.2. Authority. Seller has all of the necessary power and authority to execute and deliver this Agreement and the other Transaction Documents, to fully and completely perform its obligations hereunder, and to consummate the Transaction, subject to the terms herein. The execution and delivery of this Agreement and the other Transaction Documents and the consummation by Seller of the Transaction have been duly and validly authorized by all requisite action and no other proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the Transaction. This Agreement and each of the other Transaction Documents has been duly and validly executed and delivered by Seller. This Agreement constitutes, and at Closing the other Transaction Documents will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms.

Asset Purchase Agreement

5.3. Required Consents. No Consents are required with respect to Seller’s execution and delivery of this Agreement, the other Transaction Documents, and the full and complete consummation of the Transaction.

5.4. No Conflict. The execution, delivery and performance of this Agreement and the other Transaction Documents by Seller do not and will not: (i) require any consent by, approval of or notice to any Person or Governmental Authority other than as specifically referenced herein; (ii) conflict with or violate any provision of any Legal Requirement or result in the breach of, or constitute a default under any agreement or instrument to which it is a party or violate any judgment or order binding or imposed upon it; and (iii) require any consent or approval of, or filing with or notice to any Governmental Authority or other Person under the provisions of any Legal Requirement applicable to Seller or to the Transaction.

5.5. Litigation. To Seller’s knowledge, there is no Proceeding pending, threatened or reasonably foreseeable against or affecting the Purchased Assets. Seller is not subject to any Order or any proposed Order that would prevent or materially delay the consummation of the Transaction.

5.6. No Employees. There are no employees employed or workers contracted in respect of the Purchased Assets or the business to which such Purchased Assets are used as of the date hereof.

5.7. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made, or alleged to have been made, by or on behalf of Seller. Seller shall be fully responsible for, and shall indemnify Purchaser in connection with, any such fee arrangement.

5.8. Title and Sufficiency of Purchased Assets.

(a) Seller, solely and exclusively, or one or more Subsidiaries of Seller, have good, valid, marketable and transferable title to all of the Purchased Assets, in each case free and clear of any Encumbrances. Seller, solely and exclusively, together with its applicable Subsidiaries, has the full right and power to sell, convey, assign, transfer and deliver to Purchaser good, valid, marketable and transferable title to all of the Purchased Assets, in each case free and clear of any and all Encumbrances. The Purchased Assets are not subject to, or potentially subject to, any preemptive right, right of first refusal or other right or restriction. Upon Closing, Purchaser will be entitled to the continued and sole exclusive ownership, copyright, possession and use of all Purchased Assets.

(b) The Purchased Assets are sufficient for the Purchaser to use and operate the Purchased Assets for their intended purpose after Closing, consistent with their present use and operation. Whether held directly by Seller or indirectly through any Subsidiary of Seller prior to Closing, the Purchased Assets, none of the Excluded Assets are material to the use and operation for the intended purpose of the Purchased Assets.

Asset Purchase Agreement

5.9. Source Code. Except as would not reasonably be expected to have a Seller Material Adverse Effect, Seller has taken commercially reasonable measures consistent with past practice to maintain and protect the confidentiality of the Source Code, including implementing reasonable access controls and security procedures designed to prevent unauthorized access, use, disclosure or modification thereof. Except as would not reasonably be expected to have a Seller Material Adverse Effect, (a) no Person (other than Seller and its authorized employees, contractors and service providers) has access to the Source Code, except pursuant to confidentiality obligations that are not known by Seller to have been breached in any material respect, and (b) Seller has not knowingly disclosed, delivered, licensed or otherwise made available the Source Code to any Person in a manner that would require such Source Code to be disclosed to any third party or become subject to any “open source” or similar copyleft licensing obligations. Seller is not aware of any pending or threatened claim or proceeding alleging that Seller’s ownership or use of the Source Code therein infringes, misappropriates or otherwise violates any Intellectual Property Rights of any third party, except as would not reasonably be expected to have a Seller Material Adverse Effect.

5.10. Intellectual Property.

(a) Seller is not in any material violation of any license, sublicense or other agreement to which it is a party or otherwise bound relating to any of the Seller Intellectual Property. Seller is not obligated to provide any consideration (whether financial or otherwise) to any Person and no Person is otherwise entitled to any consideration, with respect to any exercise of rights by Seller in the Seller Intellectual Property (other than licenses arising from the purchase of “off the shelf” or other standard products, as set forth in Schedule 5.10).

(b) The use of the Seller Intellectual Property by Seller as currently used and as currently proposed to be used does not infringe any other Person’s Intellectual Property. No written claim (i) challenging the validity, enforceability, effectiveness or ownership of any of the Seller Intellectual Property or (ii) to the effect that the use, reproduction, modification, manufacture, distribution, licensing, sublicensing, sale, or any other exercise of rights in any Seller Intellectual Property by Seller infringes or has infringed on any other Person’s Intellectual Property has been received by Seller. To Seller’s best knowledge, there is no unauthorized use, infringement, or misappropriation of any of Owned Intellectual Property by any Person.

(c) Seller has taken commercially reasonable steps to protect the proprietary nature of the Seller Intellectual Property and to maintain in confidence all trade secrets and confidential information owned or used by Seller. To Seller’s best knowledge, no Person has had access to the trade secrets and confidential information owned or used by Seller, other than Persons that (i) have entered into confidentiality and non-disclosure agreements with respect to such trade secrets and confidential information, (ii) have duties of confidentiality to Seller, under state or federal law (including fiduciary duties or professional duties), or (iii) are employees or service providers to Seller. Seller has not notified any Person of, and to Seller’s actual knowledge there is no basis for any notice to any Person with respect to, (y) the unauthorized use or disclosure by such Person of the trade secrets and confidential information owned or used by Seller thereto, including, but not limited to the Purchased Assets, or (z) the breach of any agreement between Seller and any Person relating to the trade secrets and confidential information owned or used by Seller, including, but not limited to the Purchased Assets.

Asset Purchase Agreement

(d) At no time during the conception of or reduction to practice of any Owned Intellectual Property was any developer, inventor or other contributor thereto operating under any grants from any Governmental Authority or private source, performing research sponsored by any Governmental Authority or private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party, in each case that would impair or limit Seller’s right in such Owned Intellectual Property. There exist no inventions by current or former employees or consultants of Seller made or otherwise conceived prior to their beginning employment or consultation with Seller that have been or are intended to be incorporated into any of the Seller Intellectual Property, other than any such inventions that have been validly and irrevocably assigned or licensed to Seller by written agreement.

(e) Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other person in respect of Seller’s rights to own or use any Seller Intellectual Property.

5.11. Securities Representations.

(a) Purchase for Own Account. The Preferred Stock Shares and shares of common stock of the Purchaser issuable upon conversion thereof (the “Conversion Shares” and together with the Preferred Stock Shares, the “Purchaser Securities”) to be issued to Seller hereunder will be acquired for investment for Seller’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act, and Seller has no present intention of selling, granting any participation in, or otherwise distributing the same.

(b) Disclosure of Information.

(i)	Seller has received or has had full access to all the information Seller considers necessary or appropriate to make an informed investment decision with respect to the Preferred Stock Shares to be issued to Seller hereunder. Seller has had an opportunity to ask questions and receive answers from the Purchaser regarding the Purchaser and the Purchaser Securities, and all such questions, if any, have been satisfactorily answered as of the date of this Agreement.

Asset Purchase Agreement

(ii)	Without limiting or reducing in any way Section (e)(b)(i), above, the Seller acknowledges that it (A) is aware of, has received and had an opportunity to review (x) the Purchaser’s Annual Report on Form 10-K for the year ended December 31, 2025 (the “Annual Report”); and (y) Purchaser’s Quarterly Reports on Form 10-Q and current reports on Form 8-K filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) from January 1, 2026, to the date of this Agreement (which filings can be accessed by going to https://www.sec.gov/edgar/searchedgar/companysearch.html, typing “MEHA” in the “Name, ticker symbol, or CIK” field, and clicking the “Submit” button)(such Annual Report, Quarterly Reports on Form 10-Q and current reports on Form 8-K (collectively, the “SEC Reports”)), in each case (x) through (y), including, but not limited to, the audited and unaudited financial statements, description of business, risk factors, results of operations, certain transactions and related business disclosures described therein (collectively the “Disclosure Documents”) and an independent investigation made by it of Purchaser; and (B) is not relying on any oral representation of Purchaser or any other person, nor any written representation or assurance from Purchaser; in connection with Seller’s acceptance of the Preferred Stock Shares and investment decision in connection therewith.

(iii)	Illiquid Securities. Seller realizes that the Purchaser Securities cannot readily be sold as they will be restricted securities and therefore the Purchaser Securities must not be accepted unless such Seller has liquid assets sufficient to assure that holding such Purchaser Securities indefinitely will cause no undue financial difficulties and such Seller can provide for current needs and possible personal contingencies.

(iv)	Discussions with Advisors. Seller has carefully considered and has, to the extent it believes such discussion necessary, discussed with its professional, legal, tax and financial advisors, the suitability of an investment in the Preferred Stock Shares for its particular tax and financial situation and its advisers, if such advisors were deemed necessary, have determined that the Preferred Stock Shares are a suitable investment for it.

(v)	No General Solicitation. Seller has not become aware of and has not been offered the Purchaser Securities by any form of general solicitation or advertising, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine, or other similar media or television or radio broadcast or any seminar or meeting where, to such Seller’s knowledge, those individuals that have attended have been invited by any such or similar means of general solicitation or advertising.

Asset Purchase Agreement

(vi)	No Registration Rights. Seller confirms and acknowledges that Purchaser is not under any obligation to register or seek an exemption under any federal and/or state securities acts for any sale or transfer of the Purchaser Securities, and such Seller is solely responsible for determining the status, in its hands, of the Purchaser Securities acquired hereunder and the availability, if required, of exemptions from registration for purposes of sale or transfer of the Purchaser Securities.

(vii)	Investment Experience. Seller understands that the acquisition of Purchaser Securities involves substantial risk. Seller acknowledges that Seller can bear the economic risk of Seller’s investment in the Purchaser Securities, and has sufficient knowledge and experience in financial or business matters such that Seller is capable of evaluating the merits and risks of this investment in the Purchaser Securities and protecting its own interests in connection with this investment. Seller hereby represents that it is an “accredited investor,” as such term is defined under Rule 501(a) of Regulation D promulgated under the Securities Act.

(viii)	Required Stockholder Approval. Seller understands that the conversion of the Preferred Stock Shares and the issuance of the Conversion Shares upon conversion thereof, will be subject to the approval of such issuances pursuant to the rules and requirements of the Nasdaq Capital Market in all cases, as described in greater detail in the Designation, and such stockholder approval may never be received.

(ix)	Restricted Shares. Seller understands that the Purchaser Securities are characterized as “restricted securities” under the Securities Act inasmuch as they are being acquired from Purchaser in a transaction not involving a public offering and that, under the Securities Act and applicable regulations thereunder, such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, Seller represents that Seller is familiar with Rule 144 as promulgated under the Securities Act and as presently in effect, and understands the resale limitations imposed thereby and by other applicable provisions of the Securities Act.

(x)	Legend. Seller acknowledges and understands that the certificates or book-entry statements evidencing the Purchaser Securities will bear the legend set forth below:

“THE SECURITIES REPRESENTED HEREBY [AND ISSUABLE UPON CONVERSION HEREOF] HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER

THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.”

Asset Purchase Agreement

5.12. Data Room; Information Supplied. All copies of and originals of all information, documents, financial statements, agreements and materials provided by the Seller (including its Representatives, and Affiliates) to the Purchaser, or its Affiliates or Representatives as part of the due diligence process leading up to the Parties entry into this Agreement were accurate and complete in all material respects when provided.

5.13. No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement, neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information, documents or material regarding Seller and/or the Purchased Assets furnished or made available to Purchaser and its Representatives in any form, any information, documents, or material delivered to Purchaser on behalf of Seller for purposes of this Agreement or any management presentations made in expectation of the transactions contemplated hereby, or as to the future revenue, profitability, or success of the Purchased Assets, or any representation or warranty arising from statute or otherwise in law.

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to and to obtain the reliance of Seller, except (a) as set forth on a schedule attached hereto and supplied to the Seller prior to Closing or (b) as disclosed in the Purchaser SEC Documents (as defined below)(but (i) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (ii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), to the extent expressly noted below, the Purchaser hereby represents and warrants to the Seller the following as of the date hereof, which shall be automatically deemed reconfirmed by the Purchaser at Closing (for purposes of this ARTICLE VI, unless otherwise expressly stated or the context otherwise requires, each reference to the Purchaser shall be deemed to include each of its Subsidiaries, and each representation and warranty made with respect to the Purchaser shall be deemed to apply equally to its Subsidiaries):

Asset Purchase Agreement

6.1. Common Stock Listing. The Purchaser’s common stock is traded on the Nasdaq Capital Market under the symbol “MEHA”. The Purchaser has no Knowledge of any notices of non-compliance with the Nasdaq Capital Market listing criteria except as set forth on Schedule 6.1 hereof.

6.2. Organizational Documents. Purchaser has made available to the Seller Shareholders accurate and complete copies of the Organizational Documents of Purchaser in effect as of the date of this Agreement. Purchaser is not in breach or violation of its respective Organizational Documents in any material respect.

6.3. No Conflict or Violation; Default; Confirmations.

(a) Neither the execution and delivery of this Agreement, the other Transaction Documents, nor the consummation of the transactions contemplated hereby will violate, conflict with or result in a breach of or constitute a default (a) or result in the termination or the acceleration of, or the creation in any Person of any right (whether or not with notice or lapse of time or both) to declare a default, accelerate, terminate, modify or cancel any indenture, contract, lease, sublease, license, mortgage, indenture, security, warrant, lease, loan agreement, note or other obligation or liability (each, a “Purchaser Contract”) to which the Purchaser is a party or by which it is bound, (b) any provision of the Organizational Documents of the Purchaser, (c) any judgment, order, decree, rule or regulation of any Governmental Authority to which the Purchaser or Purchaser’s business is subject or (d) any applicable laws or regulations. There is no (with or without the lapse of time or the giving of notice or both) violation or default or, to the knowledge of the Purchaser, threatened violation or default under any Purchaser Contract.

(b) No order suspending the effectiveness of any registration statement of the Purchaser under the Securities Act or the Exchange Act has been issued by the SEC and, to the Purchaser’s Knowledge, no proceedings for that purpose have been initiated or threatened by the SEC.

(c) The Purchaser is not and has not during the past ten years, and the present and past officers, directors and Affiliates of the Purchaser are not, and have not for the past ten years, been the subject of, nor does any officer or director of the Purchaser have any reason to believe that the Purchaser or any of its officers, directors or Affiliates will be the subject of, any civil or criminal proceeding or investigation by any federal or state agency alleging a violation of securities laws.

(d) The issuance of the Preferred Stock Shares and the issuance of the Conversion Shares upon conversion thereof will not result in, trigger or entitle any Person to any anti-dilution adjustment, down-round protection, reset, conversion price adjustment, repurchase, redemption, put, buyout or similar right, nor trigger any accelerated vesting, exercisability, payment or other right under any Contract to which Purchaser is a party or by which it or any of its securities are bound, or under any Organizational Document of Purchaser, except as set forth on Schedule 6.3(d).

Asset Purchase Agreement

6.4. Due Organization; Subsidiaries.

(a) The Purchaser is a corporation duly incorporated, validly existing under the Laws of the State of Delaware, and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound, except, in each of the foregoing cases, where the failure to have such power or authority would not reasonably be expected to prevent or materially delay the ability of Purchaser to consummate the transactions contemplated herein. The Purchaser is in good standing under the Laws of the State of Delaware.

(b) Purchaser is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Purchaser Material Adverse Effect.

(c) Purchaser has no subsidiaries other than HTO Nevada Inc., a Delaware corporation, of which Purchaser owns 100% of the outstanding equity interests. All of the securities of HTO Nevada Inc. are validly issued and non-assessable; and Purchaser does not own any capital stock of, or any equity, ownership or profit-sharing interest of any nature in, or control directly or indirectly, any other entity.

(d) Purchaser is not and has not been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Purchaser has not agreed and is not obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other entity. Purchaser has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other entity.

6.5. Authority; Binding Nature of Agreement.

(a) Purchaser has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents, to perform its obligations under this Agreement and the other Transaction Documents and to consummate the transactions contemplated herein and therein. The Board of Directors of the Purchaser (at a meeting duly called and held or by written consent in lieu of a meeting), has unanimously: (i) determined that the transactions contemplated herein and in the other Transaction Documents are fair to, advisable and in the best interests of Purchaser and its stockholders; and (ii) authorized, approved and declared advisable this Agreement and the other Transaction Documents and the transactions contemplated herein and therein, including the issuance of the Purchaser Securities to the Seller pursuant to the terms of this Agreement and the other Transaction Documents and other actions contemplated by this Agreement and the other Transaction Documents.

Asset Purchase Agreement

(b) This Agreement and the other Transaction Documents have been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by Seller and the Seller Shareholders, constitutes the legal, valid and binding obligation of Purchaser, enforceable against the Purchaser in accordance with their terms, subject to the Enforceability Exceptions.

6.6. No Shareholder Vote Required. No vote of any shareholder of any class or series of stock of the Purchaser is necessary to adopt and approve this Agreement or the other Transaction Documents and/or to approve the issuance of the Preferred Stock Shares.

6.7. Consents.

(a) Except for (A) any Consent set forth on Schedule 6.7, (B) the filing of the Designation with the Secretary of State of the State of Delaware pursuant to Delaware General Corporation Law, (C) the filing of a Listing of Additional Shares Notification Form with Nasdaq; and (D) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws, the Purchaser is not required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Authority in connection with (x) the execution, delivery or performance of this Agreement and the other Transaction Documents, or (y) the consummation of the Transaction, which if individually or in the aggregate were not given or obtained, would reasonably be expected to prevent or materially delay the ability of Purchaser to consummate the Transaction.

(b) The Board of Directors of the Purchaser has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the Delaware General Corporation Law (“DGCL”) and any other applicable anti-takeover, fair price, moratorium, control share acquisition or other similar statute or regulation are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including the Transaction. No other state takeover statute or similar Law applies or purports to apply to this Agreement and the other Transaction Documents or the transactions contemplated hereby.

6.8. Litigation.(c)

(a) Except as set forth on Schedule 6.8 (the “Purchaser Pending Litigation Matters”) there is not, and since December 31, 2023 there has not been, any:

(i) claim, demand, suit, action, litigation, charge, complaint, investigation, audit, arbitration, mediation, inquiry, subpoena, examination, hearing, citation, notice of violation, proceeding or appeal, whether civil, criminal, administrative or regulatory, pending or, to the Knowledge of the Purchaser or any of its Subsidiaries, threatened in writing, against or affecting the Purchaser, any of its Subsidiaries, any of their respective assets, or any present or former director, officer or employee thereof in their capacity as such;

Asset Purchase Agreement

(ii) internal investigation, whistleblower complaint or allegation involving fraud, misappropriation, corruption, bribery, securities law violations, accounting irregularities or other material misconduct involving the Purchaser or any of its Subsidiaries;

(iii) outstanding Judgment, order, writ, injunction, decree, stipulation, award, settlement agreement, consent decree or similar determination of any Governmental Authority or arbitrator applicable to the Purchaser, any of its Subsidiaries or any of their respective assets; or

(iv) action, suit, proceeding or investigation relating to bankruptcy, insolvency, reorganization, liquidation, receivership or similar proceeding involving the Purchaser or any of its Subsidiaries,

in each case, that would reasonably be expected, individually or in the aggregate, to be material to the Purchaser and its Subsidiaries, taken as a whole, materially impair, prevent or materially delay the Purchaser’s ability to consummate the transactions contemplated hereby or perform its obligations under this Agreement, or result in any material liability to the Seller or the Business following the Closing.

Without limiting the foregoing, there is no Judgment or proceeding pending or, to the Knowledge of the Purchaser or any of its Subsidiaries, threatened in writing seeking to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement.

(b) Except as disclosed in the Purchaser SEC Documents, neither the Purchaser nor any of its Subsidiaries is subject to any pending or, to the Knowledge of the Purchaser, threatened in writing investigation, comment process, enforcement action or delisting proceeding involving the SEC, Nasdaq, NYSE or any other self-regulatory organization that would reasonably be expected to materially impair or delay the consummation of the transactions contemplated hereby.

(c) Since January 1, 2024, no Proceeding has been pending against Purchaser that resulted in material liability to Purchaser.

(d) There is no order, writ, injunction, judgment or decree to which Purchaser, or any of the material assets owned or used by Purchaser, is subject affecting $5,000 or more of damages or liability. To Purchaser’s Knowledge, no officer or other employee of Purchaser is subject to any order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Purchaser or to any material assets owned or used by Purchaser.

6.9. Capitalization.

(a) The authorized capital stock of Purchaser as of the date of this Agreement consists of (i) 220,000,000 shares of Purchaser common stock, par value $0.001 per share (“Purchaser Common Stock”), of which 42,206,422 shares are issued and outstanding as of the close of business on the date hereof and (ii) 1,000,000 shares of preferred stock of Purchaser, par value $0.001 per share (“Purchaser Preferred Stock”), of 100,000 shares have been designated as Series D Convertible Preferred Stock, of which no shares are issued or outstanding as of the date of this Agreement; 80,000 shares have been designated as Series B Convertible Preferred Shares, of which no shares are issued or outstanding as of the date of this Agreement; and 6,100 shares have been designated as Series C Convertible Preferred Shares, of which 4,737 shares have been issued or are outstanding as of the date of this Agreement. Purchaser does not hold any shares of its capital stock in its treasury.

Asset Purchase Agreement

(b) All of the outstanding shares of Purchaser Common Stock and Purchaser Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable. None of the outstanding shares of Purchaser Common Stock and Purchaser Preferred Stock are entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Purchaser Common Stock and Purchaser Preferred Stock are subject to any right of first refusal in favor of Purchaser. Except as contemplated herein and as set forth in Schedule 6.9(a), there is no Purchaser Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Purchaser Common Stock and Purchaser Preferred Stock. Except as set forth in Schedule 6.9(a), Purchaser is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Purchaser Common Stock, Purchaser Preferred Stock or other securities. The issuance of the Purchaser Securities will not obligate the Purchaser to issue shares of Purchaser Common Stock, Purchaser Preferred Stock or other securities to any Person and will not result in a right of any holder of Purchaser securities to adjust the exercise, conversion, exchange or reset price under any of such securities. There are no outstanding securities or instruments of the Purchaser with any provision that adjusts the exercise, conversion, exchange or reset price of such security or instrument (other than any proportionate adjustment as a result of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction).

(c) Except as set forth on Schedule 6.9(b), Purchaser does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person.

(d) Except as set forth on Schedule 6.9(c), there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Purchaser or its subsidiary; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Purchaser or its subsidiary; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Purchaser or its subsidiary is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that could be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Purchaser or its subsidiary. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Purchaser or its subsidiary.

Asset Purchase Agreement

(e) All outstanding shares of Purchaser Common Stock and Purchaser Preferred Stock and other securities of Purchaser have been issued and granted in material compliance with (i) all applicable securities Laws and other applicable Laws, and (ii) all requirements set forth in applicable Contracts.

6.10. SEC Filings; Financial Statements.

(a) Other than such documents that can be obtained on the SEC’s website at www.sec.gov, Purchaser has delivered or made available to Seller, accurate and complete copies of all Registration Statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Purchaser with the SEC since January 1, 2025 (the “Purchaser SEC Documents”). All material statements, reports, schedules, forms and other documents required to have been filed by Purchaser or its officers with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Purchaser SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, as of the time they were filed, none of the Purchaser SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Purchaser SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Laws. As used in this Section 6.10, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Purchaser SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, except as permitted by the SEC on Form 10-Q under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present, in all material respects, the financial position of Purchaser and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of Purchaser for the periods covered thereby. Other than as expressly disclosed in the Purchaser SEC Documents filed prior to the date of this Agreement, there has been no material change in Purchaser’s accounting methods or principles that would be required to be disclosed in Purchaser’s financial statements in accordance with GAAP. The books of account and other financial records of Purchaser and each of its Subsidiaries are true and complete in all material respects.

Asset Purchase Agreement

(c) Except as set forth on Schedule 6.10, as of the date of this Agreement, Purchaser is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable current listing and governance rules and regulations of the Nasdaq Capital Market.

(d) Purchaser maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures designed to provide reasonable assurance (i) that Purchaser maintains records that in reasonable detail accurately and fairly reflect Purchaser’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the Purchaser Board and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Purchaser’s assets that could have a material effect on Purchaser’s financial statements. Purchaser has evaluated the effectiveness of Purchaser’s internal control over financial reporting as of December 31, 2025, and, to the extent required by applicable Law, presented in any applicable Purchaser SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Purchaser has disclosed, based on its most recent evaluation of internal control over financial reporting, to Purchaser’s auditors and the audit committee of the Purchaser’s Board of Directors (and made available to Seller, a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses, if any, in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Purchaser’s ability to record, process, summarize and report financial information and (B) any known fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser’s internal control over financial reporting. Except as set forth in the Purchaser SEC Documents, Purchaser has not identified, based on its most recent evaluation of internal control over financial reporting, any material weaknesses in the design or operation of Purchaser’s internal control over financial reporting.

(e) Purchaser maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to ensure that information required to be disclosed by Purchaser in the periodic reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the required time periods, and that all such information is accumulated and communicated to Purchaser’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications. The effectiveness of Purchaser’s “disclosure controls and procedures” has been disclosed in the Purchaser SEC Documents.

Asset Purchase Agreement

(f) To Purchaser’s Knowledge, Purchaser’s auditor has at all times since November 4, 2025, been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to Purchaser within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Purchaser Accounting Oversight Board thereunder.

(g) Since November 4, 2025, Purchaser has not received any comment letter from the SEC or the staff thereof except as set forth on Schedule 6.10(g).

6.11. Absence of Changes.

(a) Except as set forth on Schedule 6.11(a), between the date of the Purchaser Balance Sheet and the date of this Agreement, Purchaser has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto, including the Transaction) and there has not been any action, event or occurrence that would have required the consent of Seller pursuant to the terms of this Agreement or the other Transaction Documents, had such action, event or occurrence taken place after the execution and delivery of this Agreement.

(b) Between the date of the Purchaser Balance Sheet and the date of this Agreement, there has not been any Purchaser Material Adverse Effect.

6.12. Title to Assets. Purchaser owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Purchaser Balance Sheet; and (b) all other tangible assets reflected in the books and records of Purchaser as being owned by Purchaser. All of such assets are owned or, in the case of leased assets, leased by Purchaser free and clear of any Encumbrances, other than Permitted Purchaser Encumbrances.

6.13. Real Property; Leasehold. The Purchaser does not own, and has never owned any real property. Schedule  6.13 sets forth all real properties with respect to which Purchaser directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Purchaser, and Purchaser has made available to Seller copies of all leases under which any such real property is possessed (the “Purchaser Real Estate Leases”), each of which is in full force and effect, with no existing material default by Purchaser or, to Purchaser’s Knowledge, the other party thereto, thereunder. Purchaser’s use and operation of each such leased property conforms to all applicable Laws in all material respects, and Purchaser has exclusive possession of each such leased property and has not granted any occupancy rights to tenants or licensees with respect to such leased property. In addition, each such leased property is free and clear of all Encumbrances other than Permitted Purchaser Encumbrances.

Asset Purchase Agreement

6.14. Intellectual Property.

(a) Purchaser or its Subsidiary owns, or has the valid right or license to use, possess, sell, license, copy, distribute, market, advertise and/or dispose of, as applicable, all Intellectual Property required to be held to permit, or used by Purchaser in the conduct of, its business as presently conducted, including the Intellectual Property Rights described on Schedule 6.14(a), and such rights to use, possess, sell, license, copy, distribute, market, advertise and/or dispose of such Intellectual Property as are sufficient for the conduct of its business as presently conducted by Purchaser.

(b) To Purchaser’s Knowledge, the operation of the businesses of Purchaser as currently conducted does not infringe any Intellectual Property Rights or misappropriate or otherwise violate any other issued or granted Intellectual Property Right owned by any other Person. As of the date of this Agreement, no Legal Proceeding is pending (or, to Purchaser’s Knowledge, is threatened) (A) against Purchaser alleging that the operation of the businesses of Purchaser infringes or constitutes the misappropriation or other violation of any issued or granted Intellectual Property Rights of another Person or (B) by Purchaser alleging that another Person has infringed, misappropriated or otherwise violated any of Purchaser Intellectual Property Right. Since January 1, 2024, Purchaser has not received any written notice or other written communication alleging that the operation of the businesses of Purchaser infringes or constitutes the misappropriation or other violation of any issued or granted Intellectual Property Right of another Person.

(c) To Purchaser’s Knowledge, Purchaser, in the operation of its business is in substantial compliance with all applicable Laws pertaining to data privacy and data security of any personally identifiable information and sensitive business information (collectively, “Sensitive Data”). To Purchaser’s Knowledge, since January 1, 2024, there have been (i) no material losses or thefts of data or security breaches relating to Sensitive Data used in the business of Purchaser, (ii) no violations of any security policy of Purchaser regarding any such Sensitive Data, (iii) no unauthorized access or unauthorized use of any Sensitive Data used in the business of Purchaser and (iv) no unintended or improper disclosure of any personally identifiable information in the possession, custody or control of Purchaser or a contractor or agent acting on behalf of Purchaser, in each case of clauses (i) through (iv).

6.15. Agreements, Contracts and Commitments. Purchaser has delivered or made available to Seller the following Purchaser Contracts in effect as of the date of this Agreement, including:

(a) each Purchaser Contract that would be a material contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act;

Asset Purchase Agreement

(b) each Purchaser Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(c) each Purchaser Contract containing (A) any covenant limiting the freedom of Purchaser to engage in any line of business or compete with any Person, (B) any “most-favored nations” pricing provisions or marketing or distribution rights related to any products or territory, (C) any exclusivity provision, (D) any agreement to purchase a minimum quantity of goods or services, or (E) any material non-solicitation provisions applicable to Purchaser;

(d) each Purchaser Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $5,000 pursuant to its express terms and not cancelable without penalty;

(e) each Purchaser Contract relating to the disposition or acquisition of material assets or any ownership interest in any entity;

(f)     each Purchaser Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Purchaser in connection with the Transaction;

(g) each Purchaser real estate lease;

(h) each Purchaser Contract with any Governmental Authority;

(i) each Purchaser Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of Purchaser; and

Purchaser has delivered or made available to Seller accurate and complete copies of all Purchaser Contracts, including all amendments thereto. There are no Purchaser Contracts that are not in written form. As of the date of this Agreement, the Purchaser has not, and to Purchaser’s Knowledge, no other party to a Purchaser Contract, has breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of, or Laws applicable to, any Purchaser Contract in such manner as would permit any other party to cancel or terminate any such Purchaser Contract, or would permit any other party to seek damages or pursue other legal remedies which would reasonably be expected to be material to Purchaser or its business or operations. As to Purchaser, as of the date of this Agreement, each Purchaser Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Purchaser Contract to change, any material amount paid or payable to Purchaser under any Purchaser Contract or any other material term or provision of any Purchaser Contract.

6.16. Compliance; Permits; Restrictions.

(a) Purchaser is, and since January 1, 2024, has been, in compliance in all material respects with all applicable Laws, except for any noncompliance, either individually or in the aggregate, which would not be material to Purchaser. No investigation, claim, suit, proceeding, audit or other action by any Governmental Authority is pending or, to Purchaser’s Knowledge, threatened against Purchaser. There is no agreement, judgment, injunction, order or decree binding upon Purchaser which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Purchaser, any acquisition of material property by Purchaser or the conduct of business by Purchaser as currently conducted, (ii) is reasonably likely to have an adverse effect on Purchaser’s ability to comply with or perform any covenant or obligation under this Agreement or the other Transaction Documents, or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Transaction.

Asset Purchase Agreement

(b) Purchaser holds all required Governmental Approvals which are material to the operation of the business of Purchaser as currently conducted (the “Purchaser Permits”).  Purchaser holds all right, title and interest in and to all Purchaser Permits free and clear of any Encumbrance. Purchaser is in material compliance with the terms of the Purchaser Permits. No Legal Proceeding is pending or, to Purchaser’s Knowledge, threatened, which seeks to revoke, limit, suspend, or materially modify any Purchaser Permit.

(c) There are no proceedings pending or, to Purchaser’s Knowledge, threatened with respect to an alleged material violation by Purchaser of any Law administered or promulgated by any Governmental Authority.

(d) Purchaser is not currently conducting or addressing, and to Purchaser’s Knowledge there is no basis to expect that it will be required to conduct or address, any corrective actions, including, without limitation, product recalls.

(e) Purchaser has made available to Seller true and complete copies of all material notices, correspondence or other communications received by the Purchaser from any Governmental Authority, if any.

(f)   No debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or, to Purchaser’s Knowledge, threatened against Purchaser, or any of their respective officers, employees or agents.

6.17. Absence of Undisclosed Liabilities. (g)As of the date of this Agreement, the Purchaser does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise (each, a “Liability”), individually or in the aggregate, of a type required to be recorded or reflected on a balance sheet or disclosed in the footnotes thereto under GAAP except for: (a) Liabilities disclosed, reflected or reserved against in the Purchaser Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by the Purchaser since the date of the Purchaser Balance Sheet in the Ordinary Course of Business and which are not in excess of $5,000 in the aggregate; (c) Liabilities for performance of obligations of the Purchaser under Purchaser Contracts which have not resulted from a breach of such Purchaser Contracts, breach of warranty, tort, infringement or violation of Law; (d) Liabilities incurred in connection with the Transaction; and (e) Liabilities incurred in the Ordinary Course of Business consistent with past practices.

Asset Purchase Agreement

6.18. Tax Matters.

(a) Purchaser has timely filed all income Tax Returns and other material Tax Returns that they were required to file under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in compliance with all applicable Law. No written claim has ever been made by any Governmental Authority in any jurisdiction where Purchaser does not file a particular Tax Return or pay a particular Tax that Purchaser is subject to taxation by that jurisdiction.

(b) All income and other material Taxes due and owing by Purchaser on or before the date hereof (whether or not shown on any Tax Return) have been fully paid. The unpaid Taxes of Purchaser did not, as of the date of the Purchaser Balance Sheet, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the Purchaser Balance Sheet. Since the date of the Purchaser Balance Sheet, Purchaser has not incurred any material Liability for Taxes outside the Ordinary Course of Business.

(c) All Taxes that Purchaser is required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors, stockholders, equity holders, lenders, customers or other third parties and, have been timely paid to the proper Governmental Authority or other Person or properly set aside in accounts for this purpose.

(d) There are no Encumbrances for material Taxes (other than Taxes not yet due and payable) upon any of the assets of Purchaser.

(e) No deficiencies for income or other material Taxes with respect to Purchaser have been claimed, proposed or assessed by any Governmental Authority in writing. There are no pending or ongoing, and, to Purchaser’s Knowledge, threatened audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of Purchaser. Purchaser (nor any predecessor) has waived any statute of limitations in respect of any income or other material Taxes or agreed to any extension of time with respect to any income or other material Tax assessment or deficiency.

(f) Purchaser has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g) Purchaser is not a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes.

Asset Purchase Agreement

(h) Purchaser is not required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) material change in method of accounting for Tax purposes made on or prior to the Closing Date; (ii) material use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section  7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section  1502 of the Code (or any similar provision of state, local or foreign Law) entered into on or prior to the Closing Date; (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (vii) application of Section  367(d) of the Code to any transfer of intangible property on or prior to the Closing Date; (viii) application of Sections 951 or 951A of the Code (or any similar provision of state, local or foreign Law) to any income received or accrued on or prior to the Closing Date; or (ix) election under Section  108(i) of the Code (or any similar provision of state, local or foreign Law) made on or prior to the Closing Date. Purchaser has not made any election under Section 965(h) of the Code.

(i) Purchaser has not ever been (i) a member of a consolidated, combined or unitary Tax group or (ii) a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income Tax purposes. Purchaser has not any Liability for any material Taxes of any Person (other than Purchaser and any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), or as a transferee or successor.

(j) Purchaser is not (i)  a “controlled foreign corporation” as defined in Section  957 of the Code, or (ii)  a “passive foreign investment company” within the meaning of Section  1297 of the Code, and has ever had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise had an office or fixed place of business in a country other than the country in which it is organized.

(k) Purchaser has not participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.

For purposes of this Section 6.18, each reference to Purchaser shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, Purchaser and Purchaser’s Subsidiary.

Asset Purchase Agreement

6.19. Employee and Labor Matters; Benefit Plans.

(a) The Purchaser does not maintain, and has no Purchaser Benefit Plans, except as set forth on Schedule 6.19. “Purchaser Benefit Plan” means any (i) ”employee benefit plan” as defined in Section  3(3) of ERISA and (ii) other pension, retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, equity or equity-based, phantom equity, employment (other than at-will employment offer letters on Purchaser’s standard form that may be terminated without notice and with no penalty to Purchaser), consulting, severance, change-of-control, retention, health, life, disability, group insurance, paid-time off, holiday, welfare and fringe benefit plan, program, agreement, contract, or arrangement (other than regular salary or wages) (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated), in any case, maintained, contributed to, or required to be contributed to, by Purchaser, or any Employee Retirement Income Security Act of 1974, as amended (“ERISA” affiliate for the benefit of any current or former employee, director, officer or independent contractor of Purchaser or under which Purchaser have any actual or contingent liability (including, without limitation, as to the result of it being treated as a single employer under Section  414 of the Code with any other person).

(b) Neither Purchaser, nor any Purchaser ERISA Affiliate, sponsors, maintains, contributes to, is required to contribute to, or has any actual or contingent liability with respect to, or has within the past six (6) years sponsored, maintained, contributed to, or been required to contribute to, (i) any “employee pension benefit plan” (within the meaning of Section  3(2) of ERISA) that is subject to Title IV or Section  302 of ERISA or Section  412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section  3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section  413 of the Code) or (iv) any “multiple employer welfare arrangement” (within the meaning of Section  3(40) of ERISA), and Purchaser and any of its ERISA Affiliates has not, within the preceding six (6) years, incurred a complete or partial withdrawal from any “multiemployer plan” or otherwise incurred any liability under Section 4202 of ERISA.

(c) There are no pending audits or investigations by any Governmental Authority involving any Purchaser Benefit Plan, and no pending or, to Purchaser’s Knowledge, threatened claims (except for individual claims for benefits payable in the normal operation of the Purchaser Benefit Plans), suits or proceedings involving any Purchaser Benefit Plan. All contributions and premium payments required to have been made under any of the Purchaser Benefit Plans or by applicable Law (without regard to any waivers granted under Section  412 of the Code), have been timely made and neither Purchaser nor any Purchaser ERISA Affiliate has any liability for any unpaid contributions with respect to any Purchaser Benefit Plan (other than contributions which may continue to be accrued in the Ordinary Course of Business).

(d) Neither the execution of this Agreement, the other Transaction Documents, nor the consummation of the Transaction (either alone or when combined with the occurrence of any other event, including a termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Section  280G of the Code) with respect to Purchaser of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Section  280G of the Code), determined without regard to the application of Section  280G(b)(5) of the Code.

Asset Purchase Agreement

(e) No Person has any “gross up” agreements with Purchaser or other assurance of reimbursement or compensation by Purchaser for any Taxes imposed under Section 409A or Section 4999 of the Code.

(f) Each Purchaser Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and the applicable provisions of ERISA, the Code and all other Laws.

(g) The Purchaser does not maintain any Purchaser Benefit Plan outside of the United States.

(h) Purchaser is not a party to or bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union or labor organization representing any of its employees, and there is no labor union or labor organization representing or, to Purchaser’s Knowledge, purporting to represent or seeking to represent any employees of Purchaser, including through the filing of a petition for representation election.

(i) Since January 1, 2024, the Purchaser has been, in material compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including worker classification, discrimination, wrongful termination, harassment and retaliation, equal employment opportunities, fair employment practices, meal and rest periods, immigration, employee safety and health, wages (including overtime wages), unemployment and workers’ compensation, leaves of absence, and hours of work. Except as would not be reasonably likely to result in a material liability to Purchaser, with respect to employees of Purchaser, since January 1, 2024: (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments, benefits, or compensation to employees, (ii) is not liable for any arrears of wages (including overtime wages), severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, disability, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no actions, suits, claims, charges, demands, lawsuits, investigations, audits, administrative matters or other Legal Proceedings pending or, to Purchaser’s Knowledge, threatened against Purchaser relating to any current or former employee, applicant for employment, consultant, employment agreement or Purchaser Benefit Plan (other than routine claims for benefits). All employees of Purchaser are employed “at-will” and their employment can be terminated without advance notice or payment of severance, except to any severance payments that may have voluntarily been paid by the Purchaser prior to the date of this Agreement.

(j) Except as would not be reasonably likely to result in a material liability to Purchaser, with respect to each individual who currently renders services to Purchaser, Purchaser has accurately classified each such individual as an employee, independent contractor, or otherwise under all applicable Laws and, for each individual classified as an employee, Purchaser has accurately classified him or her as overtime eligible or overtime ineligible under all applicable Laws. Purchaser has not any material liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages.

Asset Purchase Agreement

(k) There is not and has not been since January 1, 2024, any threat of, any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute, or, to Purchaser’s Knowledge, any union organizing activity, against Purchaser. No event has occurred, and, to Purchaser’s Knowledge, no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute.

(l) Schedule 6.19(k) contains a list of all employees of Purchaser as of the date of this Agreement, setting forth for each employee his or her position or title, whether paid on a salary, hourly or commission basis, date of hire, and business location.

6.20. Environmental Matters. Purchaser is in compliance, and has since January 1, 2024, complied, with all applicable Environmental Laws, which compliance includes the possession by Purchaser of all permits and other Governmental Approvals required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to result in a Purchaser Material Adverse Effect. Purchaser has not received, since January 1, 2024, any written notice or other communication (in writing or otherwise), whether from a Governmental Authority or other Person, that alleges that Purchaser is not in compliance with or has liability pursuant to any Environmental Law and, to Purchaser’s Knowledge, there are no circumstances that could reasonably be expected to prevent or interfere with Purchaser’s’ compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Purchaser Material Adverse Effect. To the Purchaser’s Knowledge, no current or (during the time a prior property was leased or controlled by Purchaser) prior property leased or controlled by Purchaser have had a release of or exposure to Hazardous Materials in material violation of or as would reasonably be expected to result in any material liability of Purchaser pursuant to any applicable Environmental Law. No consent, approval or Governmental Authorization of or registration or filing with any Governmental Authority is required by any applicable Environmental Laws in connection with the execution and delivery of this Agreement or the consummation of the Transaction.

6.21. Valid Issuance. The Purchaser Securities to be issued in the Transaction will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

6.22. Foreign Corrupt Practices.(m) Since January 1, 2024, neither the Purchaser, nor to the Purchaser’s Knowledge, any agent or other Person acting on behalf of the Purchaser, has: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Purchaser (or made by any person acting on its behalf of which the Purchaser is aware) which is in violation of law or (iv) violated in any material respect any provision of the FCPA.

Asset Purchase Agreement

6.23. No Disqualification Events. None of the Purchaser, any of its predecessors, any director, executive officer, other officer of the Purchaser participating in the Transaction, any beneficial owner of 20% or more of the Purchaser’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Purchaser in any capacity at the time of the entry into this Agreement and the other Transaction Documents (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any “Bad Actor” disqualification event described in Rule 506(d) of the Securities Act (“Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Purchaser has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Purchaser has complied, to the extent applicable, with its respective disclosure obligations under Rule 506(e), and have furnished to Seller a copy of any disclosures provided thereunder.

6.24. Transactions with Affiliates. Except as set forth in the Purchaser SEC Documents filed prior to the date of this Agreement, since January 1, 2026, no event has occurred that would be required to be reported by Purchaser pursuant to Item 404 of Regulation S-K as promulgated under the Securities Act.

6.25. Insurance. The Company and its Subsidiaries maintain, or are entitled to the benefits of, insurance in such amounts and against such risks substantially as the Company believes to be customary for the industries in which Company operates. Schedule 6.25 sets forth a true, correct and complete list of all material insurance policies (collectively, the “Material Purchaser Insurance Policies”) held by the Company and its Subsidiaries as of the date of this Agreement, together with the beneficiaries, carriers and liability limits for each such policy. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Purchaser and its Subsidiaries, taken as a whole, or that would impair, hinder, or delay the Purchaser’s ability to perform its obligations under this Agreement, (a) all Material Purchaser Insurance Policies maintained by or on behalf of the Company and its Subsidiaries as of the date of this Agreement are in full force and effect, and all premiums due on such policies have been paid, (b) each of the Purchaser and its Subsidiaries are in compliance with the terms and provisions of all Material Purchaser Insurance Policies maintained by or on behalf of the Purchaser and its Subsidiaries as of the date of this Agreement, and neither the Purchaser, nor any of its Subsidiaries, are in breach or default under, or has taken any action that would permit termination or material modification of, any Material Purchaser Insurance Policies, (c) as of the date of this Agreement, there is no claim outstanding under any such Material Purchaser Insurance Policies and, to the Knowledge of the Purchaser, no event has occurred, and no circumstance or condition exists, that has given rise to or serves as the basis for any such claim under any such Material Purchaser Insurance Policies and (d) neither the Purchaser, nor any of its Subsidiaries, have received any written notice from any insurer or reinsurer of any reservation of rights with respect to any material pending or paid claims as of the date of this Agreement.

Asset Purchase Agreement

6.26. Regulatory Matters. The Purchaser is not currently, and following the transactions contemplated by this Agreement, will not be (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or (b) a “holding company,” a “subsidiary company” of a “holding company,” an Affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.

6.27. Food Safety. The Purchaser and its Subsidiaries are, and since December 31, 2024, have been, in material compliance with all applicable Laws which are necessary for the operation of the business of the Purchaser and its Subsidiaries, as conducted, including: the Food, Drug, and Cosmetic Act (the “FDCA”), applicable U.S. Food and Drug Administration (“FDA”) regulations, and any other federal, state, county, or other local legal requirements relating specifically to, and including, but not limited to, the use, manufacture, packaging, licensing, labeling, distribution, testing, storage, or sale (collectively:  “manufacture,” “manufacturing,” or “manufactured” as applicable by context) of any food products (collectively, “Applicable Food Laws”).  Except as set forth in Schedule 6.27, all products manufactured by the Purchaser and its Subsidiaries are and were, at the time of manufacture and at the time of shipment by the Purchaser: (i) manufactured in accordance with good manufacturing practices, including sanitary operating procedures and Hazard Analysis Critical Control Point (“HACCP”); (ii) were, if required, manufactured in facilities registered with FDA or any other applicable government entity; (iii) if a food additive, either Generally Recognized As Safe (GRAS) or subject to a valid and approved Food Additive Petition; and (iv) were not adulterated or misbranded within the meaning of the Applicable Food Laws.  Except as set forth in Schedule 6.27, since December 31, 2024, there have been no recalls or withdrawals of products produced, marketed or sold by the Purchaser or its Subsidiaries, and the Purchaser and its Subsidiaries have not received any written notice of or, to the Knowledge of the Purchaser, otherwise are aware of, any FDA or USDA Notices of Warning or Withholding, Suspension or Withdrawal of Inspection, Warning Letter, FDA Inspectional Observations (“483”), seizure, injunction, criminal referral or other similar federal, state or private enforcement actions with respect to such products or the manufacturing operations of the Purchaser.  Except as set forth in Schedule 6.27, Purchaser and its Subsidiaries are not now subject (and have not been subject since December 31, 2024) to any Warning Letter or other written adverse inspection finding, citation, or violative inspectional observation in a 483, investigation, penalty assessment (including civil monetary penalties), audit or other compliance or enforcement action by any Governmental Authority having responsibility for the regulation of the Purchaser’s products.  The Purchaser and its Subsidiaries are not, and have not been subject to, any obligation or requirement arising under any injunction, consent decree, consent agreement, inspection report, plea agreement, or Warning Letter issued by or entered into with the FDA or the Federal Trade Commission (“FTC”), or any other U.S. or foreign Governmental Authority or other order from, agreement with, any other Governmental Authority with regard to the development, testing, manufacture, registration, approval, marketing, sales, distribution, labeling, promotion, advertising, storage, or transport of any products.  Purchaser has not made any false statements or material false omissions in its applications or other submissions to the FDA or other Governmental Authority having responsibility for the regulation of the Purchaser’s or its Subsidiaries products and operations and Purchaser and its Subsidiaries have not made or offered any payments, gratuities, or other things of value that are prohibited by Law to personnel of the FDA or other Governmental Authority.  Each of the Purchaser and its Subsidiaries is in compliance in all material respects with any applicable Good Manufacturing Practices, HAACP requirements, testing requirements and labeling requirements of all Governmental Authority.  Purchaser and its Subsidiaries have not received (and to the Knowledge of Purchaser, none have been threatened), any written notices or written reports, including a 483, from the FDA or other Governmental Authority having responsibility for the regulation of Purchaser’s products alleging a violation of or liability under any such statutes, regulations or orders which is pending or remains unresolved.

Asset Purchase Agreement

6.28. Cybersecurity. (i) (a) There has been no security breach or other compromise of or relating to any of the Purchaser’s or any of its Subsidiaries’ information technology and computer systems, networks, hardware, software, data (including the data of its respective customers, employees, suppliers, vendors and any third party data maintained by or on behalf of it), equipment or technology (collectively, “IT Systems and Data”) and (b) the Purchaser and its Subsidiaries have not been notified of, and has no knowledge of any event or condition that would reasonably be expected to result in, any security breach or other compromise to its IT Systems and Data; (ii) the Purchaser and its Subsidiaries are presently in compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification, except, in the case of clauses (i) and (ii) herein, as would not, individually or in the aggregate, have a Purchaser Material Adverse Effect; (iii) the Purchaser and its Subsidiaries have implemented and maintained commercially reasonable safeguards to maintain and protect its material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and Data; and (iv) the Purchaser and its Subsidiaries have implemented backup and disaster recovery technology consistent with industry standards and practices.

6.29. Valid Obligation. This Agreement and all agreements and other documents executed by the Purchaser in connection herewith constitute the valid and binding obligation of the Purchaser, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

6.30. No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE VI or in any Schedule delivered by Purchaser, neither the Purchaser, nor any other Person, makes any other express or implied representation or warranty on behalf of the Purchaser nor any of their Affiliates or Representatives to Seller.

6.31. Listing and Maintenance Requirements. The shares of Common Stock are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Purchaser has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Purchaser received any notification that the Commission is contemplating terminating such registration, except as set forth in the SEC Reports.

Asset Purchase Agreement

6.32. Independent Investigation. Subject to its ongoing due diligence rights under Section 2.7, Purchaser has conducted its own independent investigation, review and analysis of Seller and the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of Seller for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby, Purchaser has relied solely upon its own investigation and the express representations and warranties of Seller set forth in ARTICLE V of this Agreement; and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Purchased Assets or this Agreement or the other Transaction Documents, except as expressly set forth in ARTICLE V of this Agreement.

6.33. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made, or alleged to have been made, by or on behalf of Purchaser. Purchaser shall be fully responsible for, and shall indemnify Purchaser in connection with, any such fee arrangement.

ARTICLE VII.
COVENANTS

7.1. Conduct of Purchased Assets Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Purchaser (which consent shall not be unreasonably withheld or delayed), Seller shall (x) operate the Purchased Assets in the Ordinary Course of Business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the Purchased Assets.

7.2. Conduct of Purchaser Prior to the Closing. From the date hereof until the Closing, except as otherwise expressly provided in this Agreement or consented to in writing by Seller, Purchaser shall (x) operate in the Ordinary Course of Business consistent with past practice, and (y) use reasonable best efforts to maintain and preserve intact its business and operations and those of its Subsidiaries. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or consented to in writing by Seller, Purchaser shall not, and shall cause each of its Subsidiaries not to:

(a) issue, sell, grant, deliver or otherwise dispose of any shares of Purchaser common stock, preferred stock or other equity securities of Purchaser, or any securities convertible into, exercisable for, or exchangeable for Purchaser common stock, preferred stock, or any rights, warrants or options to acquire such securities, in an amount exceeding 500,000 shares of Purchaser common stock in the aggregate (as equitably adjusted for stock splits, combinations, recapitalizations and similar events, including, but not limited to the Reverse Stock Split);

Asset Purchase Agreement

(b) repurchase, redeem, retire or otherwise acquire any shares of capital stock or other equity securities of Purchaser or any of its Subsidiaries, except as contemplated herein;

(c) enter into any agreement or arrangement providing for, or effect, any merger, consolidation, recapitalization, reclassification, reorganization, stock split, combination, share exchange, business combination, or other similar transaction, or any sale, lease, transfer or other disposition of all or substantially all of the assets of Purchaser and its Subsidiaries, taken as a whole, or a majority of the voting equity interests of Purchaser or any of its Subsidiaries;

(d) authorize or commit to any capital expenditure in excess of $50,000 in any single instance, other than capital expenditures made in the ordinary course of business consistent with a budget previously provided to Seller;

(e) incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money, or issue any debt securities, in each case in excess of $10,000 individually, or $250,000 in the aggregate, other than in the ordinary course of business consistent with past practice;

(f)   increase the size or composition of the Purchaser’s Board of Directors (or similar governing body) of Purchaser or any of its Subsidiaries, or any committee or subcommittee thereof, or appoint, remove or replace any director or observer, other than (i) as expressly required by applicable Law, or (ii) as expressly provided in this Agreement; or

(g) agree, resolve or commit (whether orally or in writing) to do any of the foregoing.

7.3. Access to Information. From the date hereof until the Closing, Seller shall (a) afford Purchaser and its Representatives full and free access to and the right to inspect all of the Purchased Assets and the books and records relating thereto; (b) furnish Purchaser and its Representatives with such financial, operating and other data and information related to the Purchased Assets as Purchaser or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Purchaser in its investigation of the Purchased Assets. Any investigation pursuant to this Section 7.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Purchased Assets or any other businesses of Seller. No investigation by Purchaser or other information received by Purchaser shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

Asset Purchase Agreement

7.4. No Solicitation of Other Bids.

(a) Seller.

(i) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (x) encourage, solicit, initiate, facilitate or continue inquiries regarding an Seller Acquisition Proposal; (y) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Seller Acquisition Proposal; or (z) enter into any agreements or other instruments (whether or not binding) regarding a Seller Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, a Seller Acquisition Proposal. For purposes hereof, “Seller Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Purchaser or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Purchased Assets.

(ii) In addition to the other obligations under this Section 7.4, Seller shall promptly (and in any event within three (3) Business Days after receipt thereof by Seller or its Representatives) advise Purchaser orally and in writing of any Seller Acquisition Proposal, any request for information with respect to any Seller Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Seller Acquisition Proposal, the material terms and conditions of such request, Seller Acquisition Proposal or inquiry, and the identity of the Person making the same.

(iii) Seller agrees that the rights and remedies for noncompliance with this Section 7.4 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Purchaser and that money damages would not provide an adequate remedy to Purchaser.

(b) Purchaser.

(i) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Purchaser shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (x) encourage, solicit, initiate, facilitate or continue inquiries regarding a Purchaser Acquisition Proposal; (y) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Purchaser Acquisition Proposal; or (z) enter into any agreements or other instruments (whether or not binding) regarding a Purchaser Acquisition Proposal. Purchaser shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, a Purchaser Acquisition Proposal. For purposes hereof, “Purchaser Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Seller or any of its Affiliates) relating to the direct or indirect acquisition of control of Purchaser.

Asset Purchase Agreement

(ii) In addition to the other obligations under this Section 7.4, Purchaser shall promptly (and in any event within three (3) Business Days after receipt thereof by Purchaser or its Representatives) advise Seller orally and in writing of any Purchaser Acquisition Proposal, any request for information with respect to any Purchaser Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Purchaser Acquisition Proposal, the material terms and conditions of such request, Purchaser Acquisition Proposal or inquiry, and the identity of the Person making the same.

(iii) Purchaser agrees that the rights and remedies for noncompliance with this Section 7.4 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Seller and that money damages would not provide an adequate remedy to Seller.

(iv) Nothing in the foregoing provisions of this Section 7.4 shall prevent Purchaser or Purchaser’s Board of Directors from, at any time prior to the Closing, providing information to any Person who has made a bona fide written and unsolicited Purchaser Acquisition Proposal only if (i) such Purchaser Acquisition Proposal is received by Parent after the date of this Agreement, (ii) Purchaser’s Board of Directors determines, in good faith, after consultation with its outside legal counsel, that such Purchaser Acquisition Proposal would reasonably be expected to be a Superior Proposal, (iii) the Purchaser’s Board of Directors determines, in good faith, after consultation with its outside legal counsel, that failure to provide information would reasonably be expected to be inconsistent with its fiduciary duties to Purchaser and Purchaser’s stockholders under Delaware law, and (iv) such Person executes and delivers to Purchaser a confidentiality agreement on terms and conditions substantially to those contained in the Confidentiality Agreement.

7.5. Notice of Certain Events.

(a) From the date hereof until the Closing, Seller shall reasonably promptly notify Purchaser in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in ARTICLE VIII to be satisfied;

Asset Purchase Agreement

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)   any actions commenced or, to Seller’s knowledge, threatened against, relating to or involving or otherwise affecting the Purchased Assets that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to the terms of this Agreement or that relates to the consummation of the transactions contemplated by this Agreement.

(v) Purchaser’s receipt of information pursuant to this Section 7.5 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

(b) From the date hereof until the Closing, Purchaser shall reasonably promptly notify Seller in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Purchaser hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in ARTICLE VIII to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any actions commenced or, to Purchaser’s knowledge, threatened against, relating to or involving or otherwise affecting the Purchaser that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to the terms of this Agreement or that relates to the consummation of the transactions contemplated by this Agreement.

(c) Seller’s receipt of information pursuant to this Section 7.5 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Purchaser in this Agreement.

Asset Purchase Agreement

7.6. Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Purchased Assets, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of law, to the extent permitted by law or Governmental Authority, Seller shall promptly notify Purchaser in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

7.7. Closing Conditions. From the date hereof until the Closing, each Party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VIII hereof.

7.8. Public Statements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Seller and Purchaser. Seller and Purchaser will not, and each of the foregoing will cause its Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement or the transactions contemplated hereby, without first providing the other Party no less than 48 hours’ notice of such proposed release and receiving the prior written approval of the other Party; provided, however, that a Party or its Representatives may issue a public announcement or other public disclosures (a) required by Law or the rules of any stock exchange upon which such Party’s or its parent entity’s capital stock is traded and (b) regarding this Agreement or the transactions contemplated hereby that is consistent with prior disclosure in press releases or public statements previously approved by the other Party or made by either Party in compliance with this Section 7.8; provided that such Party uses commercially reasonable efforts to afford the other Party an opportunity to first review the content of the proposed disclosure.

7.9. Takeover Laws. Purchaser will not take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Laws, and will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from the Takeover Laws of any state that purport to apply to this Agreement or the transactions contemplated hereby.

7.10. Transfer of Purchased Assets. Prior to the Closing, Seller shall, and shall cause each applicable Subsidiary of Seller to, transfer, assign, convey and deliver to Seller good, valid and marketable title to any Purchased Asset held by such Subsidiary, free and clear of all Encumbrances (other than Permitted Encumbrances, if applicable), such that, as of immediately prior to the Closing, Seller shall directly own all Purchased Assets to be conveyed to Purchaser pursuant to this Agreement.

Asset Purchase Agreement

7.11. Board of Directors.

(a) From the date hereof through the earlier of the Closing Date and the date of receipt of the requisite shareholder approval at the Stockholders Meeting (the “Stockholder Approval”), Purchaser shall not take any action, or omit to take any action, that would, or would reasonably be expected to, directly or indirectly, other than as expressly provided for in this Agreement, (A) alter, amend, waive, circumvent or otherwise impair the rights of Series D Preferred Stock (including any rights relating to board designation or nomination), (B) frustrate, delay or impair the appointment, election or seating of any director designated pursuant to the rights of the Series D Preferred Stock, or (C) otherwise interfere with the exercise of any governance, consent or approval rights granted to Seller or the holders of Series D Preferred Stock.

(b) Effective as of, and conditioned upon, the Closing, (i) one (1) individual designated pursuant to the rights of the Series D Preferred Stock shall be appointed to the Board (the “Preferred Director”), and (ii) one (1) additional individual designated by Seller shall be appointed to the Board pursuant to this Agreement and not pursuant to the Series D Preferred Stock designation rights (the “Seller Director”), and Purchaser shall take all actions necessary to cause each such individuals to be duly elected or appointed to the Board and to serve in such capacity immediately following the Closing. From and after the Closing until the earlier of (A) the receipt of the Stockholder Approval and (B) such time as the Seller Director ceases to serve as a director due to death, disability or voluntary resignation, Purchaser shall not, and shall cause its Affiliates and the Board of Directors not to, remove or cause the removal of the Seller Director from the Board of Directors, except for Cause. For purposes of this Agreement, “Cause” shall mean the Seller Director’s: (1) conviction of, or plea of guilty or nolo contendere to, a felony or crime involving fraud, dishonesty or moral turpitude; (2) fraud, gross negligence, willful misconduct or material breach of fiduciary duty in connection with the performance of such individual’s duties to Purchaser; (3) material violation of applicable law in connection with the performance of such individual’s duties to Purchaser; or (4) material breach of any written confidentiality, non-disclosure, non-competition or non-solicitation obligation owed to Purchaser or any of its subsidiaries; provided, however, that in the case of clauses (2), (3) and (4), such conduct or breach is either non-curable or remains uncured for ten (10) days following written notice thereof from Purchaser to the Seller Director.

7.12. Identification of Purchased Assets. From the date hereof until the Closing, both Parties hereto shall work in good faith to revise Exhibit B as reasonably necessary to adequately identify and list, and prepare for conveyance pursuant to this Agreement, all assets constituting the Purchased Assets (including as necessary to ensure the accuracy of Section 5.8(b) at the Closing).

ARTICLE VIII.
CONDITIONS TO CLOSING

8.1. Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Asset Purchase Agreement

(b) Seller shall have received all consents, authorizations, orders and approvals, in each case, in form and substance reasonably satisfactory to Purchaser and Seller, and no such consent, authorization, order and approval shall have been revoked.

(c) Purchaser shall have received all consents, authorizations, orders and approvals, in each case, in form and substance reasonably satisfactory to Seller and Purchaser, and no such consent, authorization, order and approval shall have been revoked.

8.2. Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Purchaser’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Seller contained in ARTICLE V shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Seller Material Adverse Effect.

(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) Seller shall have delivered to Purchaser duly executed counterparts to the Transaction Documents (other than this Agreement).

(d) Purchaser shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of each Seller, that each of the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied (the “Seller Closing Certificate”).

(e) Purchaser shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors or managers of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

Asset Purchase Agreement

(f) Purchaser shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(g) Seller shall have delivered to the Purchaser all books, records, and similar materials relating to the Purchased Assets.

(h) Purchaser shall have obtained the D&O Tail Policy, which shall be paid with funds raised in the Securities Offering (as defined below).

(i) Purchaser shall have received a valuation report to the effect that, as of the date of such report and subject to the assumptions, qualifications, limitations and such other factors deemed relevant by the valuation firm, as set forth in report, the Purchaser Price to be paid by Purchaser is fair, from a financial point of view, to Purchaser.

(j) The arrangement by the Purchaser of the engagement of a FINRA registered Broker-Dealer to conduct a securities offering for the Purchaser in a minimum amount of $10 million, on terms and conditions reasonable acceptable to the Seller (the “Broker-Dealer Arrangement” and, such offering, the “Securities Offering”).

(k) Since the date of this Agreement, there shall not have occurred any Seller Material Adverse Effect.

(l) Purchaser shall have completed its Due Diligence Review pursuant to Section 2.7.

(m) The Purchaser shall have entered into consulting agreements with each of Simon Rahme and Stephen Moss, on terms agreeable to Purchaser.

8.3. Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Purchaser contained in ARTICLE VI shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby.

(b) Purchaser shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

Asset Purchase Agreement

(c) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Purchaser, that each of the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied (the “Purchaser Closing Certificate”).

(d) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Purchaser certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(e) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Purchaser certifying the names and signatures of the officers of Purchaser authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(f) Purchaser shall have submitted a Listing of Additional Shares Notification Form with Nasdaq relating to the issuance of the Preferred Stock Shares and Conversion Shares as contemplated hereby and shall have not received any notice objecting to the listing of the Preferred Stock Shares from Nasdaq or any such objections shall have been resolved to the reasonable satisfaction of the Seller.

(g) Purchaser shall have completed a reverse stock split of its issued and outstanding common stock (the “Reverse Stock Split”) pursuant to authority expected to approved by Purchaser’s stockholders at a duly called meeting to be held on May 28, 2026, subject to postponement, with an exchange ratio as reasonably approved by the Seller.

(h) Purchaser shall be in full compliance with all Nasdaq continued listing requirements as of the Closing Date.

(i) The Broker-Dealer Arrangement being completed on terms reasonably acceptable to the Seller.

(j) Purchaser shall have reached an agreement with Purchaser’s current outstanding Series C Preferred Stock holders and outstanding convertible debt holders, on a buyout of such Series C Preferred Stock shares and convertible notes and/or cancellation of the outstanding obligations held by Series C Preferred Stockholders (including all dividends thereon) and convertible note holders, including the warrants associated therewith, for no greater than $4 million, each on terms reasonably acceptable to Seller (the “Series C Settlement”).

(k) The Corporation shall have reached mutually agreeable terms on the termination or restructuring of Mr. Eric Gripentrog’s employment agreement.

Asset Purchase Agreement

(l) The Purchaser shall have settled all of the Purchaser Pending Litigation Matters on terms which are reasonably acceptable to the Seller.

(m) The Purchaser shall have entered into consulting agreements with each of Simon Rahme and Stephen Moss, on terms agreeable to Seller.

(n) [Reserved.]

(o) Purchaser shall have delivered evidence to the Seller of (i) the resignation of two members of Purchaser’s Board of Directors; (ii) the Purchaser’s Board of Directors determination to set the number of members of the Board of Directors to five (5) members; (iii) the appointment of the Preferred Director and Seller Director to the Board of Directors of Purchaser; and (iv) the appointment by the Board of Directors of Purchaser of Stephen Moss, as President of the Purchaser, each to be effective on the Closing Date.

(p) [Reserved.]

(q) Purchaser shall have delivered to Seller a file stamped copy of the Designation as filed with the Secretary of State of Delaware.

(r) Since the date of this Agreement, shall there no have occurred any Purchaser Material Adverse Effect.

8.4. Preferred Stock Shares. Within two (2) Business Days following the Closing, the Purchaser shall issue the Seller the Preferred Stock Shares and shall provide the Seller a book entry statement showing the issuance thereof.

ARTICLE IX.
INDEMNIFICATION

9.1. Survival. Subject to the limitations set forth in this Agreement, the representations and warranties (other than the Fundamental Representations and Warranties (as defined below)) contained herein shall survive the Closing and shall remain in full force and effect until the date that is one (1) year from the Closing Date. All Fundamental Representations and Warranties (as defined below) and all related rights to indemnification shall survive the Closing indefinitely. “Fundamental Representations and Warranties” means the applicable Party’s representations and warranties set forth in each of Sections 5.1, 5.2, 5.3, 5.4, 6.3, 6.4, 6.6, 6.5, and 6.7 of this Agreement. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and except for those set forth under ARTICLE IX and ARTICLE XII and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms, or where no term is provided, three years. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Asset Purchase Agreement

9.2. Indemnification.

(a) Indemnification by Seller. Seller shall indemnify, defend and hold harmless Purchaser and its Representatives from and against any and all Damages, whether or not involving a third-party claim, including reasonable attorneys’ fees, arising out of, relating to or resulting from (i) any breach of a representation or warranty of Seller contained in this Agreement or in any other Transaction Document, (ii) any breach of a covenant of Seller contained in this Agreement or in any other Transaction Document and/or (iii) any liability related to the Purchased Assets first arising prior to the Closing Date.

(b) Indemnification by Purchaser. Purchaser shall indemnify, defend and hold harmless Seller from and against any and all Damages, whether or not involving a third-party claim, including reasonable attorneys’ fees, arising out of, relating to or resulting from (i) any breach of a representation or warranty of Purchaser contained in this Agreement or in any other Transaction Document, (ii) any breach of a covenant of Purchaser contained in this Agreement or in any other Transaction Document and/or (iii) any liability related to the Purchased Assets first arising on or after the Closing Date (other than to the extent arising out of a breach of a representation or warranty made by Seller herein).

9.3. Indemnification Procedures. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any Person in respect of which indemnification may be sought pursuant to either Sections 9.2(a) or 9.2(b) above, such Person (the “Indemnified Person”) shall promptly notify the Person against whom such indemnification may be sought (the “Indemnifying Person”) in writing; provided that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have under Sections 9.2(a) or 9.2(b) above except to the extent that it has been materially prejudiced by such failure; and provided, further, that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have to an Indemnified Person otherwise than under Sections 9.2(a) or 9.2(b) above. If any such proceeding shall be brought or asserted against an Indemnified Person, the Indemnifying Person shall be entitled to participate in the defense thereof with counsel reasonably satisfactory to such Indemnified Person; provided, however, if the defendants in any such action include both the Indemnified Person and the Indemnifying Person and the Indemnified Person shall have reasonably, based on advice of counsel, concluded that a conflict may arise between the positions of the Indemnifying Person and the Indemnified Person in conducting the defense of any such action or that there may be legal defenses available to it and/or other Indemnified Persons which are inconsistent with those available to the Indemnifying Person, the Indemnifying Person or Indemnifying Persons shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Persons or Indemnified Persons (it being understood, however, that the Indemnifying Person shall not be liable for the expenses of more than one separate counsel (together with local counsel (in each relevant jurisdiction)). If any proceeding is settled with such consent or if there is a final judgment for the plaintiff, the Indemnifying Person agrees to indemnify each Indemnified Person against any loss, claim, damage, liability or expense by reason of such settlement or judgment. No Indemnifying Person shall, without the written consent of the Indemnified Person, effect any settlement, compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding in respect of which any Indemnified Person is or could have been a party and indemnity was or could have been sought hereunder by such Indemnified Person, unless such settlement, compromise or consent (A) includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such action, suit or proceeding and (B) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person. The remedies provided for in this ARTICLE IX are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Indemnified Person at law or in equity.

Asset Purchase Agreement

9.4. Certain Limitations.

(a) Seller shall not be liable until the aggregate amount of all Damages in respect of indemnification exceeds $25,000. The aggregate amount of all Damages for which Seller shall be liable shall not exceed the Purchase Price. In no event shall Seller be liable for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(b) Purchaser shall not be liable until the aggregate amount of all Damages in respect of indemnification exceeds $25,000. The aggregate amount of all Damages for which Purchaser shall be liable shall not exceed the Purchase Price. In no event shall Purchaser be liable for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

9.5. Materiality Waiver for Indemnification. For purposes of determining whether a breach of any representation or warranty has occurred hereunder and the amount of any Damages arising therefrom or relating thereto, each representation and warranty included in this Agreement shall be read without giving effect to any materiality, material adverse effect, or similar qualifiers (including words such as “material,” “in all material respects,” “Material Adverse Effect” or similar phrases) contained in such representation or warranty.

ARTICLE X.
DISCLAIMERS; LIMITATIONS ON LIABILITY.

10.1. [RESERVED.]

10.2. CONSEQUENTIAL DAMAGES. IN NO EVENT WILL SELLER BE LIABLE FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, SPECIAL OR PUNITIVE DAMAGES (INCLUDING INTERRUPTION OF SERVICE, LOSS OF DATA, LOSS OF REVENUE OR PROFIT, OR LOSS OF TIME OR BUSINESS) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PURCHASED ASSETS, WHETHER LIABILITY IS ASSERTED IN CONTRACT OR IN TORT (INCLUDING STRICT LIABILITY, PRODUCTS LIABILITY OR NEGLIGENCE) OR OTHERWISE AND REGARDLESS OF WHETHER SELLER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Asset Purchase Agreement

ARTICLE XI.
TERMINATION

11.1. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Purchaser;

(b) by Purchaser by written notice to Seller if Purchaser is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VIII and such breach, inaccuracy or failure cannot be cured by Seller by the date 60 days after the date hereof (the “Drop Dead Date”);

(c) by Seller by written notice to Purchaser if:

(i) Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Purchaser pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VIII and such breach, inaccuracy or failure cannot be cured by Purchaser by the Drop Dead Date; or

(ii) any of the conditions set forth in Section 8.1 or Section 8.2 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Purchaser or Seller in the event that:

(i) there shall be any law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

(e) by either Party, if there has been a breach of any material representation, warranty, covenant, agreement, or undertaking made by the other Party in this Agreement or the other Transaction Documents, which breach, if curable, is not cured within ten (10) calendar days after delivery by the non-breaching Party to the breaching Party of written notice, which shall specify the nature of such breach and the breaching Party’s intention to terminate this Agreement if such breach or failure is not cured (provided, however, that if the cure reasonably requires more than ten (10) days to complete, then the breaching Party shall have an additional five (5) days, provided it timely commences the cure and continues diligently prosecuting the cure to completion); provided further, however, that the non-breaching Party shall be obligated to elect to terminate within ten (10) days of the end of the cure period (if applicable), or else it shall be required to close regardless of such breach.

Asset Purchase Agreement

(f) by Purchaser, upon written notice to Seller delivered prior to the Diligence Period End Date, solely as a result of Purchaser’s good faith due diligence review of the Purchased Assets, if Purchaser reasonably determines, acting in good faith, that there exists a material issue, defect or deficiency that has had, or would reasonably be expected to have, a material adverse effect on the value, ownership, validity, enforceability, transferability, use or operation of the Purchased Assets, including with respect to: (i) Seller’s sole and exclusive title to, ownership of, or right to transfer any Purchased Asset, including the existence of any Encumbrance or any preemptive right, right of first refusal or other transfer restriction affecting any Purchased Asset, (ii) the validity, marketability, enforceability or exclusivity of Seller’s rights in or to the Purchased Assets, (iii) the sufficiency of the Purchased Assets for the continued use and operation of the Purchased Assets for their intended purpose in substantially the same manner as conducted immediately prior to the Closing, other than as would not reasonably be expected to be material to such use and operation, or (iv) any other matter materially inconsistent with the representations and warranties of Seller expressly set forth in Section  5.8; provided, however, that Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 11.1(f) unless Purchaser has first delivered to Seller written notice describing such issue, defect or deficiency in reasonable detail, including supporting documentation reasonably available to Purchaser, and Seller shall have failed to cure, or commence and thereafter diligently pursue a cure of, such issue, defect or deficiency within fifteen (15) days following receipt of such notice; provided, further, that if Seller is diligently pursuing such cure at the expiration of such fifteen (15)-day period and such issue, defect or deficiency is reasonably capable of being cured, the Closing Date shall automatically be extended for an additional fifteen (15)-day period to permit such cure. Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 11.1(f) for (A) any immaterial issue, defect or deficiency, (B) any matter disclosed to, or actually known by, Purchaser or its Representatives prior to the date hereof, or (C) changes in market conditions, financing availability, Purchaser’s business strategy, economic conditions, or Purchaser’s subjective dissatisfaction with the Purchased Assets or the transactions contemplated hereby. If Purchaser does not deliver a termination notice in accordance with this Section 11.1(f) prior to the Diligence Period End Date, Purchaser shall be deemed to have completed its due diligence review and to have approved and accepted the Purchased Assets for all purposes contemplated hereby. Notwithstanding anything to the contrary contained herein, Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 11.1(f) unless the aggregate diminution in value attributable to the applicable uncured issue, defect or deficiency exceeds ten percent (10%) of the Purchase Price, as determined by an independent nationally recognized valuation firm mutually acceptable to the parties, the costs and expenses of which shall be shared equally by the parties, and such deficiency results in the Purchased Assets not being sufficient for the Purchaser to use and operate the Purchased Assets for their intended use following the Closing. If the aggregate diminution in value attributable to such uncured issue, defect or deficiency is equal to or less than ten percent (10%) of the Purchase Price and such deficiency does not result in the Purchased Assets not being sufficient for the Purchaser to use and operate the Purchased Assets for their intended use following the Closing, and Seller is unable to reasonably cure such matter within the applicable cure period despite using commercially reasonable efforts, Seller shall have the sole and exclusive right, in lieu of curing such matter, to reduce the Purchase Price by an amount equal to such diminution in value, whereupon Purchaser shall have no further termination right, claim or remedy with respect to such matter and shall remain obligated to proceed to Closing pursuant to the terms of this Agreement. No deficiency notice or other correspondence provided pursuant to this Section 11.1(f) shall extend the Diligence Period End Date.

Asset Purchase Agreement

11.2. Effect of Termination. In the event of the termination of this Agreement in accordance with this ARTICLE XI, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto except: (a) as set forth in this ARTICLE XI and ARTICLE IX hereof; and (b) that nothing herein shall relieve any Party hereto from liability for fraud or any intentional and material breach of this Agreement prior to such termination; provided, however, that, notwithstanding anything herein to the contrary, in the circumstances in which the Break-Fee is payable pursuant to Section 11.3, payment of the Break-Fee shall constitute the sole and exclusive remedy of Seller and its Affiliates against the Purchaser and its respective Affiliates, former, current or future equity holders, directors, officers, managers, employees, agents and representatives arising out of or relating to this Agreement, the termination hereof or the transactions contemplated hereby (other than in the case of fraud).

11.3. Specific Performance.

(a) The Parties acknowledge and agree that irreparable damage would occur and that monetary damages alone would not be an adequate remedy in the event that any provision of this Agreement were not performed in accordance with its specific terms. Accordingly, subject to the limitations set forth herein, the Parties shall be entitled to specific performance, injunctive relief and other equitable remedies to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which such Party may be entitled at law or in equity.

(b) Notwithstanding the foregoing, in the event that: (i) the Seller terminates this Agreement pursuant to Section 11.1(c)(i), as a result of a breach by the Purchaser which cannot be cured by the Drop Dead Date, or pursuant to Sections 11.1(c)(ii) or 11.1(e) then, in each such case, the Purchaser shall pay the Seller a fee in the amount of $100,000 (the “Break-Fee”); provided, however, that the Break-Fee shall automatically increase to $2,000,000 in the event that, prior to such termination, the Purchaser has received a Superior Proposal that remains subject to acceptance or has been accepted by the Purchaser, or if (A) the Purchaser has received a Superior Proposal prior to such termination, whether or not accepted by the Seller at such time, and (B) within sixty (60) days following such termination, the Purchaser enters into or consummates a transaction involving such Superior Proposal or a substantially similar proposal or transaction. For the avoidance of doubt, the Break-Fee shall be payable in full and shall not be reduced, offset, credited or otherwise diminished by any amounts previously paid pursuant to Section 13.12, all of which amounts shall be retained by the Seller in addition to the Break-Fee; provided, however, that solely to the extent any unused portion of the Expense Advance (as defined in Section 13.12) remains outstanding and is not otherwise required to be repaid by Seller pursuant to Section 13.12, such unused portion shall be credited against the Break-Fee otherwise payable hereunder.

Asset Purchase Agreement

(c) The Parties acknowledge and agree that (a) the agreements contained in this paragraph are an integral part of the transactions contemplated hereby, (b) the damages that Seller would suffer in the event of the occurrence of the events described above are difficult or impossible to determine with precision, (c) the Break-Fee constitutes liquidated damages and not a penalty, and (d) the amount of the Break-Fee represents a reasonable good-faith estimate of the damages likely to be incurred by Seller in such circumstances, including the loss of the benefit of its bargain, opportunity costs, internal costs and expenses, financing costs and reputational harm.

(d) Payment of the Break-Fee shall constitute the sole and exclusive remedy of Seller and its Affiliates against the Purchaser and its respective former, current or future equityholders, directors, managers, officers, employees, Affiliates, agents or representatives for any loss, damage, claim or liability suffered or incurred as a result of or arising out of the termination of this Agreement as described in Section 11.3(b), above; provided, however, that nothing herein shall limit or restrict any remedy available to Seller in the case of fraud or willful breach.

(e) The Break-Fee shall be payable by wire transfer of immediately available funds within two (2) Business Days following the occurrence of the applicable event giving rise to such payment obligation, and any unpaid amount shall bear interest at the lesser of (x) the prime rate published in The Wall Street Journal plus 2% per annum and (y) the maximum rate permitted by applicable Law.

(f) If Seller commences any action to enforce payment of the Break-Fee and obtains judgment therefor, the Purchaser shall reimburse the Seller for its reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such action.

ARTICLE XII.
POST-CLOSING OBLIGATIONS

12.1. Proxy Statement and Stockholder Meeting.

(a) In connection with the Stockholders Meeting, as soon as reasonably practicable following the Closing, Purchaser shall prepare and file with the SEC the Proxy Statement. Purchaser shall use its reasonable best efforts to: (i) cause the Proxy Statement to be mailed to Purchaser’s Stockholders as promptly as practicable following sign off from the SEC on such Proxy Statement, or no later than the fifteenth (15th) day after such preliminary Proxy Statement is filed with the SEC, in the event the SEC does not notify the Purchaser of its intent to review such Proxy Statement, and (ii) ensure that the Proxy Statement complies in all material respects with the applicable provisions of the Securities Act and Exchange Act.

Asset Purchase Agreement

(b) Purchaser shall take all action necessary to duly call, give notice of, convene, and hold the Stockholders Meeting as soon as reasonably practicable, and, in connection therewith, Purchaser shall mail the Proxy Statement to the holders of Purchaser Common Stock in advance of such meeting.

(c) Purchaser shall use reasonable best efforts to: (i) solicit from the holders of Purchaser Common Stock proxies in favor of Stockholder Approval; and (ii) take all other actions necessary or advisable to secure Stockholder Approval. Purchaser shall keep Seller updated with respect to proxy solicitation results as requested by Seller. Once the Stockholders Meeting has been called and noticed, Purchaser and its Representatives shall not postpone or adjourn the Stockholders Meeting without the consent of Seller (other than (A) in order to obtain a quorum of its stockholders; or (B) as reasonably determined by Purchaser to comply with applicable law).

(d) Purchaser shall disclose in the Proxy Statement that the Purchaser’s Board of Directors has unanimously approved and authorized the Transaction and the issuance of the Purchaser Securities.

(e) In the event that Stockholder Approval is not obtained at the initial Stockholders Meeting (including any adjournment or postponement thereof), Purchaser shall continue to take all action necessary to duly call, give notice of, convene, and hold additional meetings of Purchaser’s stockholders, which may be either special meetings or annual meetings, for the purpose of obtaining Stockholder Approval, with such subsequent meeting to be held no later than three (3) months following the preceding meeting at which Stockholder Approval was not obtained, and thereafter at least once every three (3) months until Stockholder Approval is obtained. Purchaser shall use reasonable best efforts to solicit proxies in favor of Stockholder Approval in connection with each such meeting.

12.2. D&O Tail Policy. (f) Purchaser shall maintain six years of tail coverage for the Purchaser’s current directors’ and officers’ liability and fiduciary liability insurance policies providing coverage for post-Closing Date claims asserting actual or alleged acts or omissions occurring prior to or at the Closing Date (the “D&O Tail Policy”). Notwithstanding anything to the contrary in the foregoing, in no event shall Purchaser be required to pay a premium for the D&O Tail Policy in excess of 300% of the annual premiums currently paid by the Purchaser for such insurance, as set forth on Schedule 12.2.

ARTICLE XIII.
MISCELLANEOUS PROVISIONS

13.1. Amendments and Waivers. This Agreement may not be amended, supplemented or modified, except by an agreement in writing signed by each of the Parties. Either Party may waive compliance by the other Party with any term or provision of this Agreement; provided that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No waiver shall be effective unless it is in writing and is signed by the Party asserted to have granted such waiver.

Asset Purchase Agreement

13.2. Notices. All notices, approvals, consents, requests, and other communications hereunder shall be in writing and shall be delivered (i) by personal delivery, or (ii) by international overnight courier service (which is mandatory with respect to any other Party not in the sending Party’s country), or (iii) by certified or registered mail, return receipt requested, or (iv) via facsimile transmission, with confirmed receipt, or (v) via email, with no error/undeliverable message. Notice shall be effective upon receipt except for notice via fax (as discussed above) or email, which shall be effective only when the recipient, by return or reply email or notice delivered by other method provided for in this Section 13.2, acknowledges having received that email (with an automatic “read receipt” or similar notice not constituting an acknowledgement of an email receipt for purposes of this Section 13.2, but which acknowledgement of acceptance shall also include cases where recipient ‘replies’ to such prior email, including the body of the prior email in such ‘reply’). Such notices shall be sent to the applicable Party or Parties at the address specified below, subject to notice of changes thereof from any Party with at least ten (10) Business Days’ notice to the other Parties. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

If to Seller:

Attn: Stephen Moss,

CEO BullionFX

c/o Hermes Corporate

Services Ltd. Fifth Floor, Zephyr House,

122 Mary Street, George Town,

P.O. Box 31493, Grand Cayman KY1-1206, Cayman Islands

Email: sjm@bullionfx.com

With copy to (which shall not constitute notice):

The Loev Law Firm, PC

Attn: David M. Loev and John S. Gillies

6300 West Loop South, Suite 280

Bellaire, Texas 77401

Email: dloev@loevlaw.com; and john@loevlaw.com

If to Purchaser:

Attn: Eric Gripentrog

6400 SW Rosewood Street

Lake Oswego, Oregon 97035

Email: eric.gripentrog@functionalbrandsinc.com

Asset Purchase Agreement

With copy to (which shall not constitute notice):

K&L Gates LLP

Attn: Coleman Wombwell

Charlotte, North Carolina 28202

Email: coleman.wombwell@klgates.com

Any Party may alter its notice address by notifying the other Parties of such change of address in conformity with the provisions of this section.

13.3. Governing Law; Assignments Prohibited; Successors and Assigns; No Third-Party Beneficiaries. This Agreement is to be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to any choice or conflict of law, rule or regulation (whether of the State of Delaware or other jurisdiction) which would cause the application of any law, rule or regulation other than of the State of Delaware. Seller shall not assign, or suffer or permit an assignment (by operation of law or otherwise) of, its rights or obligations under or interest in this Agreement without the prior written consent of Purchaser. Any purported assignment or other disposition by Seller, except as permitted herein, shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. The terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective successors and permitted assigns, and the Parties do not intend to confer third-party beneficiary rights upon any other person, except as set forth in ARTICLE IX.

13.4. Limitation on Consequential Damages. EXCEPT IN THE CASE OF FRAUD BY SELLER, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR LOSS OF PROFITS, OR ANY OTHER INDIRECT OR SPECIAL, CONSEQUENTIAL, PUNITIVE OR INCIDENTAL DAMAGES, HOWEVER CAUSED, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THE PARTIES ACKNOWLEDGE THAT THESE LIMITATIONS ON POTENTIAL LIABILITIES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

13.5. Arm’s Length Negotiations. Each Party herein expressly represents and warrants to all other Parties hereto that (a) before executing this Agreement, said Party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said Party has relied solely and completely upon its own judgment in executing this Agreement; (c) said Party has had the opportunity to seek and has obtained the advice of its own legal, tax and business advisors before executing this Agreement; (d) said Party has acted voluntarily and of its own free will in executing this Agreement; and (e) this Agreement is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel.

13.6. Remedies. The remedies provided in this Agreement shall be cumulative and in addition to all other remedies available under this Agreement, at law or in equity (including a decree of specific performance and/or other injunctive relief).

Asset Purchase Agreement

13.7. Dispute Resolution. The exclusive venue for all actions or disputes relating to this Agreement or to the Transaction shall be the state or federal courts located in the State of Delaware, and the Parties hereto hereby agree (i) to promptly and voluntarily submit to the jurisdiction of such court and (ii) not to assert, by way of motion, as a defense, or otherwise in any such suit, action or proceeding that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced by such courts.

13.8. JURY TRIAL WAIVER. TO THE FULLEST EXTENT NOT PROHIBITED BY APPLICABLE LAW, WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT, POWER, REMEDY OR DEFENSE ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE, OR WITH RESPECT TO ANY COURSE OR CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY RELATING TO THIS AGREEMENT; AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A JUDGE AND NOT BEFORE A JURY.

13.9. Counterparts, Effect of Facsimile, Emailed and Photocopied Signatures. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party shall re execute the original form of this Agreement and deliver such form to all other Parties. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated by Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

13.10. Severability; Entire Agreement. If any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law. This Agreement contains the entire understanding between the Parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, between the Parties. The Parties intend that this Agreement be the several, complete and exclusive embodiment of their agreement, and that any evidence, oral or written, of a prior or contemporaneous agreement that alters or modifies this Agreement shall not be admissible in any proceeding concerning this Agreement.

Asset Purchase Agreement

The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

13.11. Interpretation and Construction. Unless otherwise indicated herein, with respect to any reference made in this Agreement to a Section (or Article, Subsection, Paragraph, Subparagraph or Clause), exhibit or Schedule, such reference shall be to a section (or article, subsection, paragraph, subparagraph or clause) of, or an exhibit or schedule to, this Agreement. The table of contents and any article, section, subsection, paragraph or subparagraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed, as the context indicates, to be followed by the words “but (is/are) not limited to.” Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate. Where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict the construction of the general statement which is being clarified or illustrated. The construction of this Agreement shall not take into consideration the Party who drafted or whose representative drafted any portion of this Agreement, and no canon of construction shall be applied that resolves ambiguities against the drafter of a document. The Parties are sophisticated and have been represented by lawyers throughout this transaction who have carefully negotiated the provisions hereof. As a consequence, the Parties do not believe the presumption relating to the interpretation of contracts against the drafter of any particular clause should be applied in this case and therefore waive its effects. All exhibits attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

13.12. Expenses of the Parties; Seller Expense Reimbursement.

(a) Except as expressly set forth in this Section 13.12, whether or not the Transaction is consummated, all fees and expenses incurred in connection with the Transaction, including, without limitation, all legal, accounting, financial, advisory, consulting and all other fees and expenses of third parties incurred by a Party in connection with the negotiation, execution and consummation of this Agreement and the Transaction contemplated hereby, shall be the obligation of the respective Party incurring such fees and expenses.

(b) Notwithstanding the foregoing, Purchaser shall advance to Seller, within two (2) Business Days following the execution and delivery of this Agreement, an amount equal to Fifty Thousand Dollars ($50,000) (the “Expense Advance”) to be applied toward Seller’s reasonable and documented legal fees, accounting fees, financial advisory fees and other transaction expenses incurred in connection with the negotiation, preparation, execution and consummation of the Transaction. In the event this Agreement is terminated for any reason and any portion of the Expense Advance has not been applied toward such expenses as of the date of such termination, Seller shall repay such unused portion of the Expense Advance to Purchaser within two (2) Business Days following such termination; provided, however, that to the extent any amounts are otherwise payable by Purchaser to Seller pursuant to this Section 13.12 or pursuant to any Break-Fee payable under this Agreement, the unused portion of the Expense Advance shall first be applied as a credit against such amounts payable, and only the remaining unused portion, if any, after giving effect to such offset shall be required to be repaid by Seller to Purchaser.

Asset Purchase Agreement

(c) Within two (2) Business Days following the consummation of the Securities Offering, Purchaser shall further reimburse or advance Seller for Seller’s reasonable and documented legal fees, expenses and other transaction expenses incurred in connection with this Agreement and the Transaction contemplated hereby, within two (2) Business Days following delivery of a written request by Seller (which request may be accompanied by reasonably detailed invoices or other customary supporting documentation), up to an aggregate maximum amount of $100,000, inclusive of all amounts previously advanced or reimbursed pursuant to this Section 13.12.

(d) For the avoidance of doubt, reimbursable and advanceable expenses shall include the reasonable fees and expenses of legal counsel, accountants, financial advisors, consultants, and other professional advisors engaged by Seller in connection with the Transaction.

(e) All amounts advanced or reimbursed pursuant to this Section 13.12 shall be deemed earned when paid, shall be non-refundable under any circumstances, and shall not be contingent upon, or subject to repayment upon, consummation or non-consummation of the Closing; provided that, in the event this Agreement is terminated as a result of Seller’s willful and material breach of this Agreement, Seller shall reimburse Purchaser for amounts actually advanced or reimbursed pursuant to this Section 13.12 that directly relate to the period following the occurrence of such breach, such reimbursement to be made within five (5) Business Days following written demand therefor.

(f)   Purchaser acknowledges and agrees that Seller’s ability to perform its obligations and consummate the Transaction is dependent upon timely funding of the reimbursements and advances contemplated hereby, and that time is of the essence with respect to Purchaser’s obligations under this Section 13.12.

(g) Any amounts not paid when due under this Section 13.12 shall bear interest at the lesser of (a) the prime rate published in The Wall Street Journal plus two percent (2%) per annum and (b) the maximum rate permitted by applicable Law, accruing from the date due until paid in full, and Purchaser shall be responsible for all reasonable costs of collection, including reasonable attorneys’ fees and expenses, incurred by Seller in enforcing its rights under this Section 13.12.

13.13. Further Assurances. Each Party agrees to furnish upon request to each other Party such further information, to execute and deliver to each other Party such other documents and to do such other acts and things, all as another Party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement.

[SIGNATURES APPEAR ON FOLLOWING PAGE.]

Asset Purchase Agreement

IN WITNESS WHEREOF, each of the Parties has caused this Asset Purchase Agreement to be executed on its behalf by their respective officers thereunto duly authorized all as of the date first written above.

“Purchaser”:

Functional Brands Inc.

By:	/s/ Eric Gripentrog
Name:	Eric Gripentrog
Title:	Chief Executive Officer

“Seller”:

BullionFX

By:	/s/ Stephen Moss
Name:	Stephen Moss
Title:	Chief Executive Officer

Asset Purchase Agreement

EXHIBIT A

[See attached Form of
Designation of Series D Convertible Preferred Stock]

FUNCTIONAL BRANDS INC.

ESTABLISHING THE DESIGNATION, PREFERENCES,

LIMITATIONS AND RELATIVE RIGHTS OF ITS

SERIES D CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of Delaware General Corporation Law (“Delaware Law”) and the Amended and Restated Certificate of Incorporation of Functional Brands Inc., a corporation organized and existing under Delaware Law (the “Corporation”), the Corporation:

DOES HEREBY CERTIFY that pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation, as amended (as amended from time to time, the “Certificate of Incorporation”), and pursuant to Section 151 of Delaware Law, the Board of Directors, by unanimous written consent of all members of the Board of Directors on ____________, 2026, duly adopted a resolution providing for the designation of a series of 100,000 shares of Series D Convertible Preferred Stock, which resolution is and reads as follows:

RESOLVED, that pursuant to the authority expressly granted to and invested in the Board of Directors by the provisions of the Certificate of Incorporation of the Corporation and Section 151 of Delaware Law, an amended and restated series of the Series D Convertible Preferred Stock, par value $0.001 per share, of the Corporation be, and it hereby is, established; and it is further

RESOLVED, that the series of preferred stock of the Corporation be, and it hereby is, given the designation of “Series D Convertible Preferred Stock”; and it is further

RESOLVED, that the Series D Convertible Preferred Stock shall consist of 100,000 shares; and it is further

RESOLVED, that the Series D Convertible Preferred Stock shall have the powers and preferences, and the relative, participating, optional and other rights, and the qualifications, limitations, and restrictions thereon set forth in this Certificate of Designation (the “Designation” or the “Certificate of Designation”) below.

The Series D Convertible Preferred Stock is sometimes referred to in this Certificate of Designation as the “Series D Preferred Stock”.

CERTAIN CAPITALIZED TERMS USED BELOW ARE DEFINED IN SECTION  20.

1. Dividends.

1.1 Dividends in General. The Series D Convertible Preferred Stock shall not accrue any dividends and shall not participate in any dividends, except as expressly set forth in Section 1.2, below.

1.2 Dividends on the Common Stock. If the Corporation declares a dividend or makes a distribution of cash on its Common Stock, each holder of Shares of Series D Preferred Stock shall be entitled to participate in such dividend or distribution in an amount equal to the largest number of whole shares of Common Stock into which all Shares of Series D Preferred Stock held of record by such holder are convertible pursuant to Section 3 herein as of the record date for such dividend or distribution or, if there is no specified record date, as of the date of such dividend or distribution. Notwithstanding the foregoing, Holders shall have no right of participation in connection with dividends or Distributions made to the Common Stock stockholders consisting solely of shares of Common Stock.

Functional Brands Inc.: Series D Convertible Preferred Stock Designation

1.3 Non-Cash Distributions. Whenever a Distribution provided for in Section 1.2 shall be payable in property other than cash, the value of such Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board.

1.4 Other Distributions. Subject to the terms of this Certificate of Designation, and to the fullest extent permitted by Delaware Law, the Corporation shall be expressly permitted to redeem, repurchase or make distributions on the shares of its capital stock in all circumstances other than where doing so would cause the Corporation to be unable to pay its debts as they become due in the usual course of business.

2. Liquidation Rights.

2.1 Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (each a “Liquidation Event”), the Holders of Series D Preferred Stock shall be entitled to receive prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Common Stock or the Junior Securities by reason of their ownership of such stock, but after any required distribution to any holders of Series D Preferred Stock, an amount in cash per Share for each Share of Series D Preferred Stock held by them equal to the greater of (x)  two (2.0) times the Stated Value; and (y) the total amount of consideration that would have been payable on such Share upon a Liquidation Event, had such Share been converted into Common Stock pursuant to Section 3, below, immediately prior to such Liquidation Event (as applicable, the “Liquidation Preference”). No Holder shall (i) be entitled to any payment in respect of its shares of Series D Preferred Stock in the event of any Liquidation Event other than payment of the Liquidation Preference expressly provided for in this Section 2.1, or (ii) have any further right or claim to any of the Corporation’s remaining assets, including any right or claim to participate in the receipt of any payment on Junior Stock in connection therewith (except as provided in (y) above). If upon a Liquidation Event, the assets of the Corporation legally available for distribution to the Holders of the Series D Preferred Stock are insufficient to permit the payment in cash to such Holders of the full Liquidation Preference, then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the Holders of the Series D Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 2.1 and the Corporation shall not make or agree to make any payments to the holders of Common Stock or Junior Securities.

2.2 Remaining Assets. After the payment to the Holders of Series D Preferred Stock of the full preferential amounts specified above in Section 2.1, the entire remaining assets of the Corporation legally available for distribution by the Corporation shall be distributed to the holders of the Junior Securities and then to the holders of Common Stock, pursuant to the terms of such securities, Delaware law, and/or the governing documents of the Corporation, as applicable.

2.3 Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board.

2.4 Notice. In the event of any Liquidation Event, the Corporation shall, within ten (10) days of the date the Board approves such action, or no later than twenty (20) days of any stockholders’ meeting called to approve such action, or within twenty (20) days of the commencement of any involuntary proceeding, whichever is earlier, give each Holder of Series D Preferred Stock written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the Holders of Shares upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each Holder of Shares of such material change.

Functional Brands Inc.: Series D Convertible Preferred Stock Designation

3. Conversion. The Series D Preferred Stock shall automatically convert into Common Stock as follows:

3.1 Automatic Conversion.

(a) Conversion. Each Share of Series D Preferred Stock shall automatically convert, without any required action of any Holder thereof (a “Conversion”), on the Conversion Date, into that number of fully-paid, nonassessable shares of Common Stock as equals the number of shares of Series D Preferred Stock Converted multiplied by the Conversion Rate (defined and discussed below in Section 3.1(b))(such shares of Common Stock issuable upon a Conversion, the “Shares”).

(b) Conversion Rate. The “Conversion Rate” shall initially be [●],1 as equitably adjusted, as applicable pursuant to Section 4; provided that if at any time after the Original Issue Date and prior to the Stockholder Approval Date, the Corporation shall issue any additional shares of Common Stock of the Corporation or any Convertible Securities, other than in connection with the Approved Funding Transaction (each a “Dilutive Issuance”), the Conversion Rate shall be increased to a value equal to (x)(i) the Total Fully-Diluted Shares on the date immediately following such Dilutive Issuance (less any shares of Common Stock issued as part of the Approved Funding Transaction), divided by (ii) One (1) minus the Conversion Percentage, minus (iii) the Total Fully-Diluted Shares on the date immediately following such Dilutive Issuance (less any shares of Common Stock issued as part of the Approved Funding Transaction), divided by (y) the Original Series D Shares, rounded to the thousands place, as equitably adjusted, as applicable pursuant to Section 4 (each a “Dilutive Adjustment”); provided that in no event will the Conversion Rate be greater than [●]2 (“Maximum Conversion Rate”).

(c) Conversion Mechanics.

(i) Within two Business Days following the Conversion Date, the Corporation shall issue to each Holder all Shares due to such Holder as discussed above, in book-entry, non-certificated format, and provide notice and confirmation of the issuance in book-entry format of the Conversion Shares to the Holder. The Shares issuable in connection with a Conversion shall be fully-paid, non-assessable shares of Common Stock. Unless the Shares are covered by a valid and effective registration under the Securities Act or the Holder provides a valid opinion from an attorney stating that such Shares can be issued free of restrictive legend, which shall be determined by the Corporation in its sole discretion, prior to the issuance date of such Shares, such Shares shall be issued as Restricted Shares.

1	The Total Outstanding Shares at the Closing Date, divided by (ii) One (1) minus the Conversion Percentage, minus (iii) the Total Outstanding Shares, divided by (y) the Original Series A Shares, rounded to the thousands place. Number to be updated for Reverse Stock Split proposed for approval at May 28, 2026 stockholder meeting.
2	Total liquidation preference per share divided by 20% of Nasdaq Minimum Price on date of entry into the Asset Purchase Agreement.

Functional Brands Inc.: Series D Convertible Preferred Stock Designation

(ii) The issuance by the Corporation of the Shares shall fully discharge the Corporation from any and all further obligations under or in connection with the Series D Preferred Stock and shall automatically, and without any required action by the Corporation or the Holder, result in the cancellation, termination and invalidation of any outstanding Series D Preferred Stock and any Preferred Stock Certificates held by any Holder or his, her or its assigns.

(iii) Without limiting the obligation of each Holder set forth herein (including in the subsequent subclause (iv)), the Corporation and/or the Corporation’s Transfer Agent shall be authorized to take whatever action necessary, if any, following the issuance of the Shares to reflect the cancellation of the Series D Preferred Stock subject to the Conversion, which shall not require the approval and/or consent of any Holder (a “Cancellation”).

(iv) Notwithstanding the above, each Holder, by accepting such Series D Preferred Stock hereby covenants that it will, whenever and as reasonably requested by the Corporation and the Transfer Agent, at the Corporation’s sole cost and expense, do, execute, acknowledge and deliver any and all such other and further acts, deeds, assignments, transfers, conveyances, confirmations, powers of attorney and any instruments of further assurance, approvals and consents as the Corporation or the Transfer Agent may reasonably require in order to complete, insure and perfect the Cancellation, if such may be reasonably required by the Corporation and/or the Corporation’s Transfer Agent.

3.2 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series D Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the closing price of a share of Common Stock on The Nasdaq Stock Market on such date. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series D Preferred Stock the Holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

3.3 Taxes. The Corporation shall not be required to pay any tax which may be payable in respect to any transfer involved in the issue and delivery of shares of Common Stock upon Conversion in a name other than that in which the shares of the Series D Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the Person requesting such issue or delivery has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid. The Corporation shall withhold from any payment due whatsoever in connection with the Series D Preferred Stock any and all required withholdings and/or taxes the Corporation, in its sole discretion deems reasonable or necessary, absent an opinion from Holder’s accountant or legal counsel, acceptable to the Corporation in its sole determination, that such withholdings and/or taxes are not required to be withheld by the Corporation.

Functional Brands Inc.: Series D Convertible Preferred Stock Designation

3.4 No Impairment. The Corporation will not through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion rights of the Holders of Series D Preferred Stock against impairment.

3.5 Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series D Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series D Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series D Preferred Stock, the Corporation will use its commercially reasonable efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

3.6 Retirement of Reacquired Shares. Any shares of Series D Preferred Stock Converted shall be retired and canceled promptly after the acquisition thereof.

3.7 Preferred Share Register. The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the holders of shares of Series D Preferred Stock), a register for Series D Preferred Stock, in which the Corporation shall record the name and address of the Persons in whose name shares of Series D Preferred Stock have been issued, as well as the name and address of each transferee. The Corporation may treat the person in whose name any of the Series D Preferred Stock is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

3.8 Cap on Shares of Common Stock.

(a) For the sake of clarity and in an abundance of caution, no shares of Common Stock shall be issued in connection with the Conversion of any shares of Series D Preferred Stock until Stockholder Approval has been received.

(b) Notwithstanding any other term or condition of this Designation, in no event shall more shares of Common Stock than the Maximum Shares be issued upon Conversion of the Original Series D Shares. In the event the Conversion of the Original Series D Shares would result in the issuance of more shares of Common Stock than the Maximum Shares, such number of shares of Common Stock which equals the Original Series D Shares shall be issued to the holder(s) thereof, and all Original Series D Shares then outstanding shall be automatically cancelled by the Corporation.

4. Adjustments for Recapitalizations.

4.1 Equitable Adjustments for Recapitalizations. (a) The Stated Value (the “Preferred Stock Adjustable Provisions”); (b) the Conversion Rate, Maximum Conversion Rate and Maximum Shares (the “Common Stock Adjustable Provisions”), and (c) any and all other terms, conditions, amounts and provisions of this Designation which (i) pursuant to the terms of this Designation provide for equitable adjustment in the event of a Recapitalization (the “Other Equitable Adjustable Provisions”); or (ii) the Board of the Corporation determines in their reasonable good faith judgment is required to be equitably adjusted in connection with any Recapitalizations, shall each be subject to equitable adjustment as provided in Sections 4.2 through 4.3, below, as determined by the Board in their sole and reasonable discretion.

Functional Brands Inc.: Series D Convertible Preferred Stock Designation

4.2 Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, without a corresponding subdivision of the Series D Preferred Stock, the applicable Common Stock Adjustable Provisions and the Other Equitable Adjustable Provisions (if any) in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately and equitably adjusted, as determined by the reasonable good faith determination of the Board. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, without a corresponding combination of the Series D Preferred Stock, the Common Stock Adjustable Provisions and the Other Equitable Adjustable Provisions (if any) in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately and equitably adjusted, as determined by the reasonable good faith determination of the Board.

4.3 Adjustments for Subdivisions or Combinations of Series D Preferred Stock. In the event the outstanding shares of Series D Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Series D Preferred Stock, the applicable Common Stock Adjustable Provisions and the Other Equitable Adjustable Provisions (if any) in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately and equitably adjusted, as determined by the reasonable good faith determination of the Board. In the event the outstanding shares of Series D Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Series D Preferred Stock, the applicable Common Stock Adjustable Provisions and the Other Equitable Adjustable Provisions (if any) in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately and equitably adjusted, as determined by the reasonable good faith determination of the Board. Provided however that the result of any concurrent adjustment in the Common Stock (as provided under Section 4.2) and any series of Series D Preferred Stock (as provided under Section 4.3) shall only be to affect the equitable adjustable provisions hereof once.

4.4 Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon Conversion of the Series D Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, each holder of such Series D Preferred Stock shall have the right thereafter to convert such shares of Series D Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon Conversion of such Series D Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

Functional Brands Inc.: Series D Convertible Preferred Stock Designation

4.5 Other Adjustments. The Board of the Corporation shall also adjust equitably, and shall have the right to adjust equitably, any or all of the Common Stock Adjustable Provisions, Preferred Stock Adjustable Provisions or Other Equitable Adjustable Provisions from time to time, if the Board of the Corporation determines in their reasonable good faith judgment that such values and/or provisions are required to be equitably adjusted in connection with any Corporation action.

4.6 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 4.6, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder a notice setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the reasonable written request at any time of any Holder, furnish or cause to be furnished to such Holder a like certificate setting forth (i) such adjustments and readjustments, and (ii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series D Preferred Stock.

5. Voting.

5.1 Voting Prior to Stockholder Approval. The Series D Preferred Stock shall not have any voting rights, including, but not limited to any series voting rights, prior to Stockholder Approval, except as explicitly set forth in Section 5.2, Section 6, and under Section 7, below.

5.2 Amendments to This Designation. This Designation may be amended with the consent of the Board of the Corporation and a Simple Majority, and no amendment hereof shall require the vote or approval of any other stockholders of the Corporation, including, but not limited to, Common Stockholders.

6. Board Representation.

6.1 Board Composition. From the Original Issue Date until the Conversion Date, the holders of the Series D Preferred Stock, exclusively and as a separate class, shall be entitled to elect one member of the Board. The director elected under this Section 6.1 is referred to as the “Preferred Director”. On or prior to the Original Issue Date, the Corporation shall take, or cause to be taken, all necessary action to cause the election or appointment of the Preferred Director to the Board of Directors of the Corporation as required by the Asset Purchase Agreement.

6.2 Election of the Preferred Director. The election of the Preferred Director shall occur (A) at the annual meeting of stockholders, (B) at any special meeting of stockholders if such meeting is called for the purpose of electing directors, (C) at any special meeting of holders of shares of Series D Preferred Stock called by a Simple Majority, or (D) by the written consent of holders of a Simple Majority of Series D Preferred Stock entitled to vote for the Preferred Director in the manner and on the basis as otherwise provided by law. At any meeting having as a purpose the election of the Preferred Director, the presence, in person or by proxy, of holders of at least a Simple Majority shall be required and sufficient to constitute a quorum of such class for the election of the Preferred Director. The holders of shares of Series D Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation and notice of any other matter submitted to a vote of stockholders.

Functional Brands Inc.: Series D Convertible Preferred Stock Designation

6.3 Vacancies. If at any time when any share of Series D Preferred Stock is outstanding, the Preferred Director should cease to be the Preferred Director for any reason, the vacancy may be filled by the vote or written consent of a Simple Majority, voting together as a separate class, in the manner and on the basis specified above or as otherwise provided by law. The Preferred Director elected or appointed to fill a vacancy shall serve the remainder of the term for which his or her predecessor was elected or appointed, subject, however, to his or her prior death, resignation, retirement, disqualification, or removal.

6.4 Removal. A Preferred Director may be removed with or without cause by, and only by, the affirmative vote of a Simple Majority, given either at a special meeting of the holders of Series D Preferred Stock duly called for that purpose, or by written consent of the holders of Series D Preferred Stock.

6.5 Special Meetings. A Simple Majority may request the calling of a special meeting of the holders of Series D Preferred Stock, which meeting shall thereupon be called by the President, a Vice-President or the Secretary of the Corporation. Notice of such meeting shall be given to each holder of record of Series D Preferred Stock by mailing a copy of such notice to such holder at such holder’s last address as the same appears on the books of the Corporation. Such meeting shall be called at a time not earlier than 20 days and not later than 60 days after such request and shall be held at such place as specified in such request. If such meeting shall not be called within 20 days after such request, then a Simple Majority may designate in writing any holder of Series D Preferred Stock to call such meeting on similar notice at the expense of the Corporation. Any holder of Series D Preferred Stock so designated shall have access to the stock books of the Corporation relating to Series D Preferred Stock for the purpose of calling a meeting of the holders pursuant to these provisions.

6.6 Action Without Meeting. With respect to actions by the holders of Series D Preferred Stock upon those matters on which such holders are entitled to vote as a separate class, such actions may be taken without a meeting by the written consent of such holders who would be entitled to vote at a meeting having voting power to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all holders of the Series D Preferred Stock entitled to vote were present and voted.

7. Protective Provisions.

7.1 For so long as any Series D Preferred Stock Shares are outstanding, the Corporation shall not, without first obtaining the approval (at a meeting duly called or by written consent, as provided by law) of a Simple Majority:

(a) Increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series D Preferred Stock of the Corporation;

Functional Brands Inc.: Series D Convertible Preferred Stock Designation

(b) Adopt or authorize any new designation of any Preferred Stock or amend the Certificate of Incorporation of the Corporation in a manner which (i) provides any holder of Common Stock or Preferred Stock any rights upon a liquidation of the Corporation which are prior and superior to those of the Holders of the Series D Preferred Stock as set forth herein; or (ii) adversely affect the rights, preferences and privileges of the Series D Preferred Stock (provided that no (1) increase in the number of authorized shares of Common Stock or Preferred Stock of the Corporation; or (2) designation of a new series of preferred stock of the Corporation which has rights junior or pari passu (except in the event of a Liquidation Event, in which case the rights of the Series D Preferred Stock shall be senior to all Junior Securities, and junior to the Series D Preferred Stock) to the Series D Preferred Stock shall be deemed to adversely affect the rights, preferences and privileges of the Series D Preferred Stock);

(c) Issue any Preferred Stock, other than the Original Series D Shares;

(d) Effect an exchange, or create a right of exchange, cancel, or create a right to cancel, of all or any part of the shares of another class of shares into shares of Series D Preferred Stock;

(e) Issue more than 500,000 shares of Common Stock (as adjusted equitably pursuant to Section 4 hereof), including in such number, securities exercisable for or convertible into shares of Common Stock, but not including any Convertible Securities outstanding on the Original Issue Date or Common Stock issuable upon any exercise or conversion of Convertible Securities outstanding on the Original Issue Date, to the extent the terms thereof are not amended after the Original Issue Date, except with the written approval of the Seller;

(f) repurchase, redeem or acquire any capital stock or other equity securities of the Corporation or any of its subsidiaries, except for transactions between wholly-owned subsidiaries of the Corporation or as permitted under employee benefit plans;

(g) increase the number of members of the Board of Directors of the Corporation to more than five (5);

(h) enter into any agreement with respect to, or effect, any merger, consolidation, recapitalization, reclassification, stock split, combination, or other change of control transaction (including through the sale of all or substantially all assets or a majority of the equity interests) of the Corporation or any of its subsidiaries;

(i) adopt any plan of complete or partial liquidation, dissolution, or winding up of the Corporation or any of its subsidiaries;

(j) increase or decrease the size of the Board of Directors, board of managers or similar governing body of the Corporation or any of its subsidiaries (including any committee or subcommittee thereof);

(k) change the line of business or materially change the nature of the business or operations of the Corporation and its subsidiaries;

(l) enter into any agreement with respect to, or effect, any acquisition, divestiture or disposition of assets, properties, or equity interests in excess of $50,000 during any fiscal year, whether in a single transaction or in a series of related transactions, excluding the transactions contemplated by the Asset Purchase Agreement;

Functional Brands Inc.: Series D Convertible Preferred Stock Designation

(m)   adopt any shareholder rights plan, “poison pill” or similar arrangement;

(n) authorize, or make any commitment with respect to, any single capital expenditure that is in excess of $50,000, other than capital expenditures in accordance with a budget then in effect (a copy of which has been, or will have been, provided to all of the directors then-serving on the Board);

(o) incur any indebtedness for borrowed money, or issue any debt securities or assume, guarantee or endorse any such indebtedness, in each case having an aggregate principal amount in excess of $10,000 individually, or $250,000 in aggregate, and other than in the ordinary course of business;

(p) Alter or change the rights, preferences or privileges of the shares of Series D Preferred Stock so as to affect adversely the shares of such series;

(q) Issue any shares of Series D Preferred Stock, other than the Original Series D Shares; or

(r) announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.

8. Redemption. The Shares shall not have any redemption rights.

9. Notices.

9.1 In General. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile or email transmission, and shall be effective, unless otherwise provided herein, three days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party. The addresses for such communications are (i) if to the Corporation to, Eric Gripentrog, 6400 SW Rosewood Street, Lake Oswego, Oregon 97035, Email:eric.gripentrog@functionalbrandsinc.com, or such other address as the Corporation shall notify the Holders of at least ten (10) Business Days prior to the effective date of such change in record address, and (ii) if to any Holder to the address set forth in the records of the Corporation or its Transfer Agent, as applicable, or such other address as may be designated in writing hereafter, in the same manner, by such person.

9.2 Notices of Record Date. In the event that the Corporation shall propose at any time:

(a) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(b) to voluntarily liquidate, wind up or dissolve;

then, in connection with each such event, the Corporation shall send to the Holders of the Series D Preferred Stock at least ten (10) Business Days’ prior written notice of the date on which a record shall be taken for such Distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto and, if applicable, the amount and character of such Distribution) or for determining rights to vote in respect of the matters referred to in (a) and (b) above.

Functional Brands Inc.: Series D Convertible Preferred Stock Designation

Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Series D Preferred Stock at the address for each such Holder as shown on the books of the Corporation and shall be deemed given on the date such notice is mailed.

The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the vote or written consent of the holders of a Simple Majority, voting together as a single class.

10. No Preemptive Rights. No Holder shall have the right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such right may from time to time be set forth in a written agreement between the Corporation and such stockholder.

11. Reports. The Corporation shall mail to all holders of Series D Preferred Stock those reports, proxy statements and other materials that it mails to all of its holders of Common Stock.

12. Uncertificated Shares. Unless otherwise requested in writing by a Holder to the Corporation, the shares of Series D Preferred Stock and any shares of Common Stock issued upon conversion thereof shall be in uncertificated, book entry form as permitted by the bylaws of the Corporation and Delaware law. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof an ownership notice setting forth such information regarding the securities of the Corporation held by the Holder as is required by Delaware law.

13. Replacement Preferred Stock Certificates. In the event that a Holder requests certificated shares, and any Holder notifies the Corporation that a Preferred Stock Certificate evidencing shares of Series D Preferred Stock has been lost, stolen, destroyed or mutilated, the Corporation shall issue a replacement stock certificate evidencing the Series D Preferred Stock identical in tenor and date (or if such certificate is being issued for shares not covered in a redemption or conversion, in the applicable tenor and date) to the original Preferred Stock Certificate evidencing the Series D Preferred Stock, provided that the Holder executes and delivers to the Corporation and/or its Transfer Agent, as applicable, an affidavit of lost stock certificate and an agreement reasonably satisfactory to the Corporation and its Transfer Agent to indemnify the Corporation from any loss incurred by it in connection with such Series D Preferred Stock certificate, and provides the Corporation and/or its Transfer Agent such other information, documents and if applicable, bonds and indemnities as the Corporation or its Transfer Agent customarily requires for reissuances of stock certificates (collectively the “Lost Certificate Materials”); provided, however, the Corporation shall not be obligated to re-issue replacement stock certificates if the Holder contemporaneously requests the Corporation to convert or redeem the full number of shares evidenced by such lost, stolen, destroyed or mutilated certificate.

14. No Other Rights or Privileges. Except as specifically set forth herein, the Holders of the Series D Preferred Stock shall have no other rights, privileges or preferences with respect to the Series D Preferred Stock.

Functional Brands Inc.: Series D Convertible Preferred Stock Designation

15. Construction. When used in this Designation, unless a contrary intention appears: (i) a term has the meaning assigned to it; (ii) “or” is not exclusive; (iii) “including” means including without limitation; (iv) words in the singular include the plural and words in the plural include the singular, and words importing the masculine gender include the feminine and neuter genders; (v) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; (vi) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Designation shall refer to this Designation as a whole and not to any particular provision hereof; (vii) references contained herein to Article, Section, Schedule and Exhibit, as applicable, are references to Articles, Sections, Schedules and Exhibits in this Designation unless otherwise specified; (viii) references to “dollars”, “Dollars” or “$” in this Designation means United States dollars; (ix) reference to a particular statute, regulation or law means such statute, regulation or law as amended or otherwise modified from time to time; (x) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (xi) unless otherwise stated in this Designation, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”; (xii) references to “days” means calendar days; and (xiii) the paragraph and section headings contained in this Designation are for convenience only, and shall in no manner affect the interpretation of any of the provisions of this Designation.

16. Record Holders. To the fullest extent permitted by applicable law, the Corporation may deem and treat the record holder of any share of Series D Preferred Stock as the absolute owner of such share of Series D Preferred Stock for the purpose of making any payment and settling any conversion or redemption of such share of Series D Preferred Stock and for all other purposes under this Certificate of Designation, and the Corporation shall not be affected by any notice to the contrary.

17. Severability. If any term of this Certificate of Designation is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein that can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless expressed stated herein.

18. Withholding. All payments and distributions (or deemed distributions) on the shares of Series D Preferred Stock (and any share of Common Stock issued upon the conversion of any share of Series D Preferred Stock) shall be subject to withholding and backup withholding of taxes to the extent required by applicable law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the Holders to the extent timely paid by the Corporation or the Transfer Agent to the appropriate taxing authority.

19. Miscellaneous.

19.1 Further Assurances. Each Holder hereby covenants that, in consideration for receiving shares of Series D Preferred Stock, that he, she or it will, whenever and as reasonably requested by the Corporation, do, execute, acknowledge and deliver any and all such other and further acts, deeds, confirmations, agreements and documents as the Corporation or its Transfer Agent may reasonably require in order to complete, insure and perfect any of the terms, conditions or provisions of this Designation.

Functional Brands Inc.: Series D Convertible Preferred Stock Designation

19.2 Technical, Corrective, Administrative or Similar Changes. The Corporation may, by any means authorized by law and without any vote of the Holders of shares of the Series D Preferred Stock, make technical, corrective, administrative or similar changes in this Designation that do not, individually or in the aggregate, adversely affect the rights or preferences of the Holders of shares of the Series D Preferred Stock.

19.3 Waiver/Amendment. Notwithstanding any provision in this Designation to the contrary, any provision contained herein and any right of the holders of Series D Preferred Stock granted hereunder may be waived and/or amended as to all shares of Series D Preferred Stock (and the Holders thereof) upon the written consent of a Simple Majority, together with the approval of the Board of the Corporation, as described in Section 5.2.

19.4 Interpretation. Whenever possible, each provision of this Designation shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

19.5 No Other Rights. Except as may otherwise be required by law, the shares of the Series D Preferred Stock shall not have any powers, Designation, preferences or other special rights, other than those specifically set forth in this Designation.

20. Definitions. In addition to other terms defined throughout this Designation, the following terms have the following meanings when used herein:

20.1 “Approved Funding Transaction” means the sale of up to $10 million of equity securities of the Corporation on such terms and conditions as are approved by the Majority Holders in their discretion.

20.2 “Asset Purchase Agreement” means that certain Asset Purchase Agreement entered into on May 21, 2026, by and between the Corporation and BullionFX, as amended, modified and restated from time to time.

20.3 “Board” means the Board of Directors of the Corporation.

20.4 “Business Day” means any day except Saturday, Sunday or any day on which banks are authorized by law to be closed in the city in which the Corporation has its principal place of business.

20.5 “Closing” means the Closing as defined in the Asset Purchase Agreement.

20.6 “Common Stock” means the common stock, $0.001 par value per share of the Corporation.

Functional Brands Inc.: Series D Convertible Preferred Stock Designation

20.7 “Conversion Date” means the first Business Day following the Stockholder Approval Date that the Corporation meets the continued listing standards of the Nasdaq Capital Market, unless Nasdaq requires the Corporation to meet the initial listing standards of the Nasdaq Capital Market in connection with the change of control to the extent deemed to occur as a result of the Conversion, in which case the Conversion Date shall be the later of the first Business Day after (i) the Stockholder Approval Date; and (ii) the date the Corporation meets such initial listing standards of the Nasdaq Capital Market.

20.8 “Conversion Percentage” means 98.28%.

20.9 “Convertible Securities” means securities providing the holder thereof the right to acquire Common Stock, whether or not immediately exercisable, exchangeable, convertible or the like, whether evidenced by a warrant, convertible or exchangeable security or other security, instrument or agreement, but not including the Preferred Stock or options to acquire Common Stock.

20.10 “Distribution” means the transfer of cash or other property without consideration whether by way of dividend or otherwise (other than dividends on Common Stock payable in Common Stock), or the purchase or redemption of shares of the Corporation for cash or property other than repurchases of Common Stock (or securities convertible into Common Stock) approved by the Corporation’s Board.

20.11 “Exchange Act” means the Securities Exchange Act of 1934, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.

20.12 “Junior Securities” means each other class of capital stock and series of Preferred Stock of the Corporation, other than the Common Stock, if any outstanding from time to time.

20.13 “Holder” means the Person in which the Series D Preferred Stock is registered on the books of the Corporation, which shall initially be the Persons subscribing to purchase shares of Series D Preferred Stock in the Private Offering, and shall thereafter, be permitted and legal assigns which the Corporation is notified of by the Holder and has consented to such transfer in writing, which consent shall not be unreasonably withheld, conditioned or delayed, which the Holder has provided a valid legal opinion in connection therewith to the Corporation and to whom such Series D Preferred Stock Shares are legally transferred, provided that no transfer of such Series D Preferred Stock shall be allowed, authorized or effective, unless transferred in accordance with, and such transfer is allowed pursuant to, applicable law.

20.14 “Maximum Shares” means the total Original Series D Shares multiplied by the Maximum Conversion Rate, as equitably adjusted, as applicable pursuant to Section 4.

20.15 “Original Issue Date” means the date on which the Original Series D Shares were issued.

20.16 “Original Series D Shares” mean those 100,000 shares of Series D Preferred Stock issued to the initial Holder thereof upon the Closing of the Asset Purchase Agreement.

Functional Brands Inc.: Series D Convertible Preferred Stock Designation

20.17 “Preferred Stock” means all shares of the Corporation’s issued and outstanding preferred stock, including, but not limited to, the Corporation’s Series D Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock.

20.18 “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

20.19 “Preferred Stock Certificates” means the stock certificate(s) issued by the Corporation representing the applicable Series D Preferred Stock shares.

20.20 “Recapitalization” means any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event described in Sections 4.2 through 4.4.

20.21 “Restricted Shares” means shares of the Corporation’s Common Stock which are restricted from being transferred by the Holder thereof unless the transfer is effected in compliance with the Securities Act and applicable state securities laws (including investment suitability standards, which shares shall bear the following restrictive legend (or one substantially similar)):

The securities represented by this certificate have not been registered under the Securities Act of 1933 or any state securities act. The securities have been acquired for investment and may not be sold, transferred, pledged or hypothecated unless (i) they shall have been registered under the Securities Act of 1933 and any applicable state securities act, or (ii) the corporation shall have been furnished with an opinion of counsel, satisfactory to counsel for the corporation, that registration is not required under any such acts.

20.22 “Securities Act” means the Securities Act of 1933, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.

20.23 “Securities and Exchange Commission” or “SEC” means the U.S. Securities and Exchange Commission.

20.24 “Shares” shall mean issued and outstanding shares of Series D Preferred Stock.

20.25 “Simple Majority” means the holders of at least a majority of the then issued and outstanding shares of Series D Preferred Stock.

20.26 “Stated Value” means $1,429.00 per share, as equitably adjusted, as applicable pursuant to Section 4.

20.27 “Stockholder Approval” means (i) the approval by the stockholders of the Corporation, as required pursuant to applicable rules and regulations of Nasdaq, of the issuance of shares of Common Stock issuable upon conversion of the Series D Preferred Stock; and (ii) such other matters as may be required to be approved by the stockholders pursuant to the rules and regulations of Nasdaq or the SEC in order to allow for the conversion of the Series D Preferred Stock into Common Stock pursuant to the terms hereof.

Functional Brands Inc.: Series D Convertible Preferred Stock Designation

20.28 “Stockholder Approval Date” means the date that Stockholder Approval has been obtained.

20.29 “Total Fully-Diluted Shares” means the sum of (a) the aggregate number of shares of Common Stock issued and outstanding immediately prior to the date and time of determination, plus (b) the aggregate number of Common Stock underlying the Convertible Securities outstanding, immediately prior to the date and time of determination, plus (c) the aggregate number of shares of Common Stock issuable upon conversion of outstanding Preferred Stock (or issuable pursuant to the terms thereof) of the Corporation, immediately prior to the date and time of determination.

20.30 “Transfer Agent” means initially, the Corporation, which will be serving as its own transfer agent for the Series D Preferred Stock, but at the option of the Corporation from time to time, may also mean any transfer agent which the Corporation may use for its Series D Preferred Stock.

——————————————————————————

NOW THEREFORE BE IT RESOLVED, that the Designation is hereby approved, affirmed, confirmed, and ratified; and it is further

RESOLVED, that each officer of the Corporation be and hereby is authorized, empowered and directed to execute and deliver, in the name of and on behalf of the Corporation, any and all documents, and to perform any and all acts necessary to reflect the Board of Directors approval and ratification of the resolutions set forth above; and it is further

RESOLVED, that in addition to and without limiting the foregoing, each officer of the Corporation and the Corporation’s attorney be and hereby is authorized to take, or cause to be taken, such further action, and to execute and deliver, or cause to be delivered, for and in the name and on behalf of the Corporation, all such instruments and documents as he may deem appropriate in order to effect the purpose or intent of the foregoing resolutions (as conclusively evidenced by the taking of such action or the execution and delivery of such instruments, as the case may be) and all action heretofore taken by such officer in connection with the subject of the foregoing recitals and resolutions be, and it hereby is approved, ratified and confirmed in all respects as the act and deed of the Corporation; and it is further

RESOLVED, that this Designation may be executed in several counterparts, each of which is an original; that it shall not be necessary in making proof of this Designation or any counterpart hereof to produce or account for any of the other parts hereof.

[Remainder of page left intentionally blank. Signature page follows.]

Functional Brands Inc.: Series D Convertible Preferred Stock Designation

IN WITNESS WHEREOF, the Corporation has unanimously approved and caused this “Certificate of Designation of Functional Brands Inc. Establishing the Designation, Preferences, Limitations and Relative Rights of Its Series D Convertible Preferred Stock”, to be duly executed and approved this ______________ day of _____ 2026.

Functional Brands Inc.

By:
Its:

Printed Name:

Functional Brands Inc.: Series D Convertible Preferred Stock Designation

EXHIBIT B

PURCHASED ASSETS

The Purchased Assets include:

Schedule – Alchemy Ecosystem: Asset & IP Summary

This schedule sets out a summary of the intellectual property and technical assets of the BullionFX/Alchemy group as at the date of this Agreement.

#	Asset	Category	Description	IP Protection
1	**Alchemy L2**	Blockchain infrastructure	Ethereum Layer 2 optimistic rollup; $GOLD native gas token; burn-and-remint yield mechanism for stakers	Proprietary code (stack modifications, sequencer config); trade secrets
2	**Alchemy Gateway**	Blockchain infrastructure	Institutional mint-and-burn engine anchoring physical spot markets for $GOLD and $USDg respectively.	Proprietary code (mint/burn contracts, KYC/logistics software); trade secrets (vault integration, chain-of-custody flows, audit interface)
3	**Alchemy Oracle**	Blockchain infrastructure	Proprietary gold-price oracle; aggregates FIX-protocol feeds from institutional counterparties; cross-validated against Gateway and DEX prices; delivered via oracle network	Trade secrets (counterparty network, FIX-feed integrations, aggregation/weighting logic, circuit-breaker thresholds); proprietary code
4	**AAP (Automated Arbitrage Protocol)**	Blockchain infrastructure	Collateralised arbitrage engine maintaining $GOLD peg and generating staking yield from on-chain/off-chain gold price inefficiencies	Trade secrets (execution logic, trigger/slippage parameters, keeper orchestration, off-chain counterparty arrangements); proprietary code
5	**Alchemy Bridge**	Blockchain infrastructure	Cross-chain infrastructure: LayerZero v2 OFT for $ALCHEMY cross-chain transfers; OP Stack L1↔L1 escape-hatch for permissionless withdrawals to Ethereum L1	Proprietary code (OFT configuration, escape-hatch tooling, ecosystem integration); LayerZero v2 / OP Stack open-source bases
6	**$GOLD**	Token	ERC-20; 1 token = 1 troy oz LBMA gold; native gas token of Alchemy L2	Smart contract code; trade secrets (Gateway/AAP operational integration)
7	**$ALCHEMY**	Token + allocation	ERC-20; fixed supply 10b; utility token; deflationary buyback-and-burn; cross-chain transfers +$ALCHEMY token allocation	Smart contract code; trade secrets (buyback-and-burn execution procedures);
8	**USDg**	Token	Gold-backed USD-denominated stablecoin; delta-neutral (physical gold long + rolling forward sales); opt-in staker yield from contango premium	Smart contract code; Trade secrets (forward-sale execution, roll management, venue/counterparty arrangements);
9	**Liquidity Protocol**	Core Protocol	AMM DEX; primary on-chain liquidity venue for $GOLD, $ALCHEMY, USDg; custom fee-routing to Yield Protocol	Proprietary code (fee-router contract, POL rebalancing logic, Vault Trade integration, DEX frontend);
10	**Conduit (Credit Protocol)**	Core Protocol	Decentralised lending/borrowing on Alchemy L2; $GOLD and $ALCHEMY collateral; powers AAP credit facility and auto-borrow flow	Proprietary code (Alchemy risk parameters, Safety Module, Vault/Card integration, relayer infrastructure);
11	**Yield Protocol**	Core Protocol	Central fee-routing and staking hub; aggregates revenue across all ecosystem protocols; distributes to $GOLD, $ALCHEMY, and USDg staker constituencies	Proprietary code (fee-routing contracts, staking contracts, protocol integrations); Synthetix-pattern open-source basis
12	**Forge (Launch Protocol)**	Core Protocol - Phase 2	Principal-protected launchpad; yield (not principal) funds new project allocations; $ALCHEMY-weighted voting on listed projects	Proprietary code; trade secrets (curation and ranking methodology)

Functional Brands Inc.: Series D Convertible Preferred Stock Designation

#	Asset	Category	Description	IP Protection
13	**Alchemy Vault**	Consumer Product	Self-custodial mobile/web app (iOS & Android); smart-wallet with account abstraction; integrates full protocol stack; Apple Pay / Google Pay; gasless transactions	Proprietary code (app, smart-wallet contracts, relayer infrastructure, protocol integration layer); Exchange licence
14	**Alchemy Portal**	Consumer Product	Web-based ecosystem hub; community rewards and campaigns, ecosystem discovery, and protocol engagement surface	Proprietary code (platform, rewards/campaign infrastructure, analytics)
15	**GOLD SAT**	Institutional Product	NASDAQ-listed equity vehicle; deploys capital into $GOLD and routes through Yield Protocol staking; regulated access to on-chain gold yield for traditional investors	Operational IP; listing structure and prospectus (regulatory IP); deployment/routing software
16	**USD SAT**	Institutional Product	NASDAQ-listed equity vehicle; deploys capital into USDg and routes through Yield Protocol staking; regulated access to gold-backed USD yield	Operational IP; listing structure and prospectus (regulatory IP); deployment/routing software
17	**OTC Trading Desk**	Institutional Product	High-touch institutional execution venue for block $GOLD trades; off-book liquidity; institutional KYC/AML; custodian-grade settlement and audit trail	Trade secrets (counterparty network, pricing/quote methodology); operational and regulatory IP (KYC/AML framework)
18	**Custodial Staking**	Institutional Product	Regulated custodial staking service; routes institutional $GOLD into Yield Protocol on behalf of clients unable to self-custody; institutional reporting and audit trail	Operational/regulatory IP (custody framework, reporting); proprietary code (custody integration, routing/reporting infrastructure)
19	**Alchemy Orbit**	Internal Product	Internal agentic AI platform coordinating parallel AI development agent fleets; enforces engineering standards; produces auditable decision trail from idea to production	Trade secrets (orchestration architecture, standards-enforcement logic, agent configuration); proprietary code
20	**Alchemy Neuro**	Internal Product	Semantic knowledge graph; autonomous LLM-driven curation of institutional knowledge; version-controlled; served internally and externally via Model Context Protocol (MCP)	Trade secrets (graph construction methodology, typing/provenance schema, contradiction-resolution logic); proprietary code
21	**eGOLD**	Other	Protocol tokenising in-ground gold mining reserves; ERC-20 (1 token = 1 troy oz in-ground gold); miner-funding launchpad; $GOLD repayment/buyback cycle; staking rewards	Proprietary code (token, mine NFT, launchpad, repayment/buyback, staking contracts); trade secrets (mine onboarding/verification, Mint Council criteria)
22	**Node Yield**	Other	Exchanges validator nodes on third-party blockchains for ecosystem tokens; protocol operates nodes, captures validation rewards, recycles proceeds into ecosystem yield	Proprietary code; trade secrets (validator operation procedures, counterparty arrangements)
24	**alchemy.xyz**	Domain	Core domain for the Alchemy ecosystem	Domain registration
25	**bullionfx.com**	Domain	Core domain for the BullionFX group	Domain registration

Functional Brands Inc.: Series D Convertible Preferred Stock Designation

EXHIBIT C

BILL OF SALE

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, BullionFX, a Cayman Island registered company (“Seller”), does hereby grant, bargain, transfer, sell, assign, convey and deliver to Functional Brands Inc., a company incorporated in the State of Delaware (“Purchaser”), all of its right, title, and interest in and to the Purchased Assets, as such term is defined in the Asset Purchase Agreement, dated as of May 22, 2026 (the “Purchase Agreement”), by and between Seller and Purchaser, to have and to hold the same unto Purchaser, its successors and assigns, forever.

Seller for itself, its successors and assignees, hereby covenants and agrees that, at any time and from time to time upon the written request of Purchaser, Seller will, at its own expense do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged, and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, and assurances as may be reasonably required by Purchaser in order to assign, transfer, set over, convey, assure, and confirm unto and vest in Purchaser, its successors and assigns, title to the assets sold, conveyed, and transferred by this Bill of Sale.

IN WITNESS WHEREOF, Seller has duly executed this Bill of Sale as of _________, 2026.

SELLER:

BULLIONFX

By:
Name:
Title:

Functional Brands Inc.: Series D Convertible Preferred Stock Designation

EXHIBIT D

[See attached]

Functional Brands Inc.: Series D Convertible Preferred Stock Designation

INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

This INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT (“IP Assignment”), dated as of _______, 2026, is made by BullionFX, a Cayman Islands limited company (“Seller”), in favor of Functional Brands Inc., a Delaware corporation (“Purchaser”), the purchaser of certain assets of Seller pursuant to an Asset Purchase Agreement between Purchaser and Seller, dated as of May 22, 2026 (the “Asset Purchase Agreement”). Certain capitalized terms used herein but not otherwise defined have the meanings given to such terms in the Asset Purchase Agreement.

WHEREAS, under the terms of the Asset Purchase Agreement, Seller has conveyed, transferred, and assigned to Purchaser, among other assets, certain intellectual property of Seller, and has agreed to execute and deliver this IP Assignment, for recording with the United States Patent and Trademark Office, the United States Copyright Office, and corresponding entities or agencies in any applicable jurisdictions;

NOW THEREFORE, Seller agrees as follows:

1. Assignment. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby irrevocably conveys, transfers, and assigns to Purchaser all of Seller’s right, title, and interest in and to the following (the “Assigned IP”):

(a) the unregistered trademarks owned by the Seller relating to the Purchased Assets (the “Trademarks”), with the use of, and symbolized by, the Trademarks, and the copyright owned by the Seller in connection with the Purchased Assets and associated content in the relevant recognized assets (the “Copyrights,” and, together with the Trademarks, the “Intellectual Property”) as set forth on Exhibit B to the Asset Purchase Agreement;

(b) all rights of any kind whatsoever of Seller accruing under any of the foregoing provided by applicable law of any jurisdiction, by international treaties and conventions, and otherwise throughout the world;

(c) any and all royalties, fees, income, payments, and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and

(d) any and all claims and causes of action with respect to any of the foregoing, whether accruing before, on, or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal and equitable relief for past, present, and future infringement, dilution, misappropriation, violation, misuse, breach, or default, with the right but no obligation to sue for such legal and equitable relief and to collect, or otherwise recover, any such damages.

2. Recordation and Further Actions. Seller hereby authorizes the Commissioner for Patents and the Commissioner for Trademarks in the United States Patent and Trademark Office, the Register of Copyrights in the United States Copyright Office, and the officials of corresponding entities or agencies in any applicable jurisdictions to record and register this IP Assignment upon request by Purchaser. Following the date hereof, Seller shall take such steps and actions, and provide such cooperation and assistance to Purchaser and its successors, assigns, and legal representatives, including the execution and delivery of any affidavits, declarations, oaths, exhibits, assignments, powers of attorney, or other documents, as may be necessary to effect, evidence, or perfect the assignment of the Assigned IP to Purchaser, or any assignee or successor thereto.

Intellectual Property Purchase Agreement

3. Terms of the Asset Purchase Agreement. The parties hereto acknowledge and agree that this IP Assignment is entered into pursuant to the Asset Purchase Agreement, to which reference is made for a further statement of the rights and obligations of Seller and Purchaser with respect to the Assigned IP. The representations, warranties, covenants, agreements, and indemnities contained in the Asset Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Asset Purchase Agreement and the terms hereof, the terms of the Asset Purchase Agreement shall govern.

4. Counterparts. This IP Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same agreement. A signed copy of this IP Assignment delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this IP Assignment.

5. Successors and Assigns. This IP Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

6. Governing Law. This IP Assignment and any claim, controversy, dispute, or cause of action (whether in contract, tort, or otherwise) based upon, arising out of, or relating to this IP Assignment and the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the United States and the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

IN WITNESS WHEREOF, Seller has duly executed and delivered this IP Assignment as of the date first above written.

SELLER:
BULLIONFX

By:
Name:
Title:
Address for Notices:

Intellectual Property Purchase Agreement
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